UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2015

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 11:00 a.m. on Tuesday, April 28, 2015 at the Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, for the following purposes:

1.	To elect ten directors to the Board of Directors.

2.	To provide an advisory vote on Named Executive Officer Compensation.

3.	To vote upon a shareholder proposal regarding an independent Board Chairman.

4.	To ratify the appointment of the independent auditor.

5.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on March 2, 2015 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form as described in the accompanying Proxy Statement. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except the ratification of the appointment of the independent auditor. Please exercise your right as a shareholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

BY ORDER OF THE BOARD OF DIRECTORS

GUILLERMO BICHARA,
Vice President, General Counsel & Secretary

March 17, 2015

PROXY STATEMENT

i

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 28, 2015

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at the Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut on April 28, 2015, at 11:00 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and a form of proxy are first being sent to shareholders on or about March 17, 2015. Proxies are being solicited on behalf of the Board of Directors of Praxair.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1:	Election of Directors

Ten directors will be elected to serve until the 2016 annual meeting of shareholders, and until their successors are elected and qualify. The Board recommends that Stephen F. Angel, Oscar Bernardes, Nance K. Dicciani, Edward G. Galante, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Denise L. Ramos, Wayne T. Smith, and Robert L. Wood, each be elected to serve for a one-year term, until the 2016 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Qualifications and biographical data for each of these nominees is presented in this Proxy Statement under the caption “The Board of Directors.” If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

Claire W. Gargalli will not seek reelection at the Annual Meeting because she will be retiring from the Board pursuant to the Board’s director retirement policy. Ms. Gargalli has served as a director since the Company first became a public company in 1992, and the Company thanks her for her valuable and dedicated service.

To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). See the vote counting rules on pages 10-11 of this Proxy Statement.

Item 2:	Advisory Vote on Named Executive Officer Compensation

This item is a non-binding, advisory shareholder vote on the compensation of Praxair’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2014, as set forth in the “Summary Compensation Table” of this Proxy Statement (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). This advisory vote, commonly known as “say-on-pay,” gives the Company’s shareholders an opportunity to express their views on the overall compensation of the NEOs and the Company’s related compensation philosophy, policies and practices. Since this advisory vote was required beginning in 2011, shareholders have consistently approved the Company’s executive compensation program by overwhelming majority votes.

ANNUAL SAY-ON-PAY VOTES 2014 96% 2013 95% 2012 95% 2011 96%

Unless the Board determines otherwise, this advisory vote will be held annually and, therefore, you are asked to vote upon the following proposal that will be presented at the 2015 Annual Meeting:

“RESOLVED, that the shareholders of Praxair, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders, including the compensation tables, the Compensation Discussion and Analysis and any related narrative disclosures.”

This proposal is not intended to address any specific NEO compensation item or issue. However, the Board of Directors and its Compensation & Management Development Committee (the “Compensation Committee”) value shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are appropriate to address those concerns.

The Board recommends that you approve this proposal because the Company’s executive compensation program focuses on motivating performance to effectively build shareholder value. The Board believes that the executive compensation program has been instrumental in driving the Company’s strong business results and total shareholder return.

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a sustainable performance-driven culture; and

•	encourage executives to own stock, aligning their interests with those of shareholders.

Best Practices Supporting Executive Compensation Objectives

What We Do:	What We Do Not Do:
• Link a substantial portion of total compensation to Company performance

• Annual variable compensation awards based principally upon performance against objective, pre-established financial goals	• We do not guarantee bonuses for executive officers

• Equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation	• We do not regularly grant time vested restricted stock

• Set compensation within competitive market ranges	• We do not have employment agreements for executive officers

• Require substantial stock ownership and retention requirements for officers	• We do not allow pledging or hedging of Company stock held by officers

• Limit perquisites and personal benefits	• We do not pay tax “gross-ups” on perquisites and personal benefits unless available to employees generally

• Have double trigger change-in-control severance agreements and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation	• We do not include an excise tax “gross-up” provision in any change-in-control arrangements

• Include double trigger vesting requirements for officer equity awards in the event of a change-in-control

• Have a clawback (“recapture”) policy that applies to performance based equity and cash awards including gains realized through exercise or sale of equity securities

The Company has a history of sustained performance reflecting its commitment to shareholder value as further discussed in the Compensation Discussion and Analysis (“CD&A”) section that begins on page 34 of this Proxy Statement.

In order for this proposal to be approved on an advisory and non-binding basis, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 10-11 of this Proxy Statement.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY AND NON-BINDING BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Item 3:	Shareholder Proposal regarding an independent Board Chairman.

John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has submitted the shareholder proposal and supporting statement below, and the proposal will be voted on if it is properly presented at the Annual Meeting. Mr. Chevedden has advised the Company that, as of October 22, 2014, he has beneficially owned at least 50 shares of the Company’s common stock since July 1, 2013. The Board’s statement in opposition to this proposal is set forth immediately after the proposal. The text of the proposal and supporting statement are as follows:

Proposal 3 – Independent Board Chairman

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance as reported in 2014:

GMI Ratings, an independent investment research firm rated our company D in regard to our board, executive pay, accounting and environmental issues. There was $12 million in 2013 Total Realized Pay for Stephen Angel and he had an excessive pension and excessive perks. There was also the potential for excessive golden parachutes and the potential for long-term CEO incentive pay for below-median performance. It was thus not surprising that our executive pay committee had 2 directors negatively flagged by GMI.

Altogether we had 3 negatively flagged directors (due to bankruptcies) who occupied 6 board committee seats. Robert Wood, our Lead Director and chairman of our nomination committee was negatively flagged because he was on the Chemtura Corporation board when it went bankrupt. Oscar De Paula Bernardes and Wayne Smith were each negatively flagged because they were on the Delphi Corporation and Citadel Broadcasting boards respectively, when these companies went bankrupt. Mr. Bernardes received 10-times as many negative votes as some directors and held 6 seats on public boards—risk of distraction.

GMI said Praxair’s ESG profile was a reflection of serious concerns related to Pay, Board, Accounting, and Environmental impact. Flagged KeyMetrics included Combined CEO/Chair, Golden Parachutes, CEO Pay, Social Impact Events, Carbon Emissions, and Negative Director Votes.

Five directors had served for 10 to 22-years. GMI said long-tenured directors can often form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. These long-tenured directors held 55% of the seats on our board committees – further extending their influence.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 3

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL

The Board has considered the above proposal, believes that it is not in the best interests of the shareholders and, therefore, recommends that shareholders vote against the proposal for the following reasons.

The Board Should Have Flexibility in Determining the Appropriate Leadership Structure of the Company from Time to Time.

The Board takes very seriously its responsibility to establish a Board leadership structure that it believes is both consistent with effective governance and in the best interests of the shareholders to which it owes a fiduciary duty. Selecting an appropriate leadership structure is one of the key tasks of the Board, and it believes that it should be able to consider all factors, including whether the CEO at any given time should also serve as Chairman of the Board. As such, the Board does not have any formal policy regarding whether the CEO should or should not also serve as Chairman of the Board. The Company’s by-laws provide that the Chairman shall be elected by the Board at its first meeting after each annual meeting of the stockholders, ensuring an annual consideration by the Board of the appropriate director to serve in this role.

If adopted, the shareholder proposal would require adoption of a policy that deprives the Board of the ability to make these important judgments as to Board leadership structure. The Board strongly believes that this “one-size-fits-all” approach is not in the best interests of the Company and its shareholders.

Combining the Chairman and CEO Position is the Most Effective Leadership Structure for the Company and the Board at this Time

The Board strongly believes that the most effective leadership structure for the Company at this time is for Mr. Angel to serve as both Chairman and CEO. Mr. Angel has extensive experience in the industrial gases industry and, as the CEO, he is the director most knowledgeable and aware about the particular business issues confronting the Company. As such, he is best positioned to identify the specific areas on which the Board should focus and with respect to which management should seek advice and counsel from the Board, including strategic priorities and the execution of the Company’s business strategy. Therefore, the Board believes that Mr. Angel’s continued service as Chairman of the Board will continue to provide the Board and its shareholders with the most effective leadership structure at this time.

The Board also believes that combining the Chairman and CEO roles provides a smooth and clear relationship, and enhances clear communication, between the Board and management so that management has a clear mandate from the Board to execute business strategy and to create shareholder value. In addition, having one individual serve as Chairman and CEO demonstrates to employees, suppliers, customers, shareholders and others that the Company has cohesive leadership entrusted in the Chairman and CEO who sets the tone for, and leads, the Company’s operations. Having a single leader eliminates the potential for confusion and provides clear leadership.

The Board Provides Strong Independent Oversight of Management that Serves as an Effective Counterbalance to the Combined Chairman-CEO Role

The Board has created robust corporate governance practices that provide for strong independent leadership and effective independent oversight of the Company’s management. These practices counterbalance the combined Chairman and CEO roles as described below.

The Board has an independent Lead Director.

The independent directors elect a Lead Director from among the independent directors to serve for at least one year. The Board’s practice has been to select the Chairman of the Governance & Nominating Committee to serve as the Lead Director, and although elected to serve at least one year, the Lead Director is generally expected to serve multiple terms. The designated responsibilities of the Lead Director include:

•	serving as chairman of the meetings of the independent directors and all meetings of the Board at which the Chairman is not present;

•	having authority to call meetings of the independent directors;

•	serving as a liaison between the Chairman and CEO and the independent directors;

•	being available to consult with the Chairman and CEO about the concerns of the Board;

•	approving the Board meeting agendas and related information sent to the Board;

•	approving the Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	being available for consultation and direct communication with major shareholders if requested; and

•	coordinating an annual performance review of the CEO with input from the Compensation Committee and the other independent directors.

The Board’s governance structures and practices, and its composition, further ensure its independent oversight of the CEO and management, and include the following:

•	The Board currently has ten independent directors among its eleven members, such that 90% of the Board is independent. The only non-independent director is Mr. Angel who is also the CEO.

•	The Board meets in executive session without management present at least quarterly and at nearly every Board meeting. The Lead Director presides over each session of independent directors.

•	All committees of the Board (Audit, Compensation, Finance & Pension, Governance & Nominating, and Technology, Safety & Sustainability) are composed entirely of independent directors.

•

The Audit, Compensation, and the Governance & Nominating Committees of the Board meet periodically in executive session both with management and with only independent directors present, and the other committees may meet in executive sessions as they deem appropriate.

•	The independent Chairpersons of the committees review and approve the agendas and materials for their respective committee meetings.

•

The powers of the Chairman under the Company’s by-laws are limited. Other than chairing meetings of the Board and shareholders and dealing with other administrative matters, the powers conferred on the Chairman can be exercised by the Board or a specified number of directors, or, in some cases, by the Lead Director.

•

The directors have a wide variety of experience and many have led large, complex organizations. The Board believes that as a group it has the necessary knowledge, experience and viewpoints to effectively monitor Company and management performance and constructively consider and challenge ideas and strategy.

•

The Board represents a diverse mix of directors, and the Company’s directors come from various geographical, business and industry backgrounds. Diversity of view offers appropriate and insightful guidance from the Board to management.

•

The average tenure of service on the Board will be approximately nine years after Ms. Gargalli’s retirement from the Board just prior to the Annual Meeting, as required by the Board’s mandatory director retirement policy described below. An additional six directors will retire pursuant to this policy over the next five years, substantially reducing the average tenure of service.

The Company has Other Strong and Effective Corporate Governance and Board Practices.

In addition to the Board structure and policies described above, the Board also has established other corporate governance practices that are set forth in the Board’s Corporate Governance Guidelines. A summary of these are set forth below under the caption “Corporate Governance and Board Practices” on pages 13-18 of this Proxy Statement.

The Company Has a History of Stable and Consistent Operating and Financial Performance with the Combined Role of the Chairman and CEO

Since becoming a public company in 1992, the Company has combined the Chairman and CEO positions (Mr. Angel is the third Chairman and CEO) and has had a history of stable financial and operational performance. The Company has been consistently recognized as providing industry-leading financial results in the global industrial gases industry with industry-leading operating and EBITDA margins and return on capital. Since Mr. Angel became CEO in 2007, Praxair’s Cumulative Total Shareholder Return as of the end of 2014 was approximately 157% with a compounded annual growth rate of 12.5% and has substantially exceeded the total shareholder return of the S&P 500 Index and the S&P Materials Index during that period. In addition, during Mr. Angel’s CEO tenure, Praxair’s market capitalization had doubled to approximately $38 billion as of the end of 2014, and the Company has delivered solid increases in sales, adjusted net income and cash flow from operations (see the discussion of these performance metrics in this Proxy Statement in the CD&A on pages 34-36).

Given the Company’s strong independent Board oversight of management and the Company’s sound corporate governance practices, the Board does not believe that an arbitrary mandate requiring an independent Chairman is in the best interests of shareholders.

FOR ALL OF THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL

In order for this proposal to be adopted by the shareholders, at least a majority of the shares present in person or by proxy and entitled to vote on the matter must be voted FOR approval. See the vote counting rules on pages 10-11 of this Proxy Statement.

Item 4:	Proposal to Ratify the Appointment of the Independent Auditor

Under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found under the caption “The Independent Auditor.”

In order for this proposal to be approved by the shareholders, a majority of the shares present in person or by proxy and entitled to vote on this matter must be voted FOR approval. See the vote counting rules on pages 10-11 of this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS ITEM 4, THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF THE INDEPENDENT AUDITOR.

Item 5:	Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT AND

PROXY STATEMENT ON-LINE

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 28, 2015:

This Proxy Statement and the 2014 Form 10-K and Annual Report are now available for viewing and downloading on the Internet at:

2014 Form 10-K and Annual Report: www.praxair.com/annualreport.

2015 Notice of Meeting and Proxy Statement: www.praxair.com/proxy.

As allowed by SEC and NYSE rules, Praxair is sending to most shareholders by mail a notice informing them that they can access and download this 2015 Proxy Statement and the 2014 Form 10-K and Annual Report on the Internet at the websites noted above, rather than sending printed copies. If you have received printed copies in the mail, rather than the notice of Internet availability, it is likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Praxair has voluntarily sent you printed copies.

If you are receiving printed copies, you can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This will help with Praxair’s overall sustainability efforts by reducing paper usage. You will be given the opportunity to consent to future Internet delivery when you vote your proxy. For some shareholders, this option is only available if they vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of that option for you.

If you consent, your account will be so noted and, when Praxair’s 2015 Form 10-K and Annual Report, meeting notice, and the proxy statement for the 2016 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do consent to receive your Praxair materials via the Internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact the Company through its stock transfer agent, Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100. Wells Fargo Shareowner Services, can also be reached by telephone at 1-855-217-6360 Toll Free and 651-450-4064 outside the United States, or online at shareowneronline.com.

SHAREHOLDERS SHARING AN ADDRESS

If you share an address with another shareholder, you may receive only one notice of Internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2014 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate notice of Internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Wells Fargo Shareowner Services at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of the notice of Internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Wells Fargo Shareowner Services at the above address to request delivery of only a single copy of these materials to your household.

PROXY AND VOTING PROCEDURES

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on March 2, 2015 will be entitled to vote at the Annual Meeting. As of that date, a total of 288,611,549 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below.

1.	Vote on the Internet. If you have Internet access, you may access the Proxy Statement and 2014 Form 10-K and Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of Internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2.	Vote by telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules below. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting. See “Attending the Annual Meeting” below for attendance requirements and directions to the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

With respect to Item #1 (Election of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions also will have no effect on the election of directors.

With respect to Item #2 (Advisory Vote on Named Executive Officer Compensation), and Item #3 (Shareholder Proposal regarding an independent Board Chairman), your broker is not entitled to vote your shares on these items if no instructions are received from you. Broker non-votes are not considered shares entitled to vote on these matters and, therefore, will have no effect on the vote on these items. However, a vote to “Abstain” will have the effect of a vote against these items.

With respect to Item #4 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. A vote to “Abstain” will have the effect of a vote against this item.

If you hold your shares in the employees’ retirement savings plan of Praxair, Inc., Praxair Puerto Rico BV, or the Dow Chemical Company, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee will: (i) vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions under the Praxair, Inc. and Dow Chemical plans, and (ii) not vote your shares under the Praxair Puerto Rico BV plan.

ATTENDING THE ANNUAL MEETING

Admission Requirements

You may attend the Annual Meeting whether or not you want to vote your shares at the Annual Meeting or by proxy. However, only shareholders and the invited guests of Praxair will be granted admission to the Annual Meeting. To assure admittance:

-    If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 2, 2015 record date;

-    Please bring a photo ID, if you hold shares of record as of March 2, 2015, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan;

-    Please bring your Praxair ID if you are an employee shareholder.

Directions

Directions to the location for the Annual Meeting are available at www.praxair.com in the Investors/Annual Meeting section, or you may contact Praxair as noted below.

Questions

For Questions Regarding:	Contact:
Annual Meeting	Praxair Investor Relations, (203) 837-2210

Stock Ownership for Shareholders of Record	Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100 or online at shareowneronline.com, or by telephone at 1-855-217-6360 Toll Free and 651-450-4064 outside the United States.

Stock Ownership for Beneficial Holders	Your bank, broker or nominee

SHARE OWNERSHIP

Principal Holders

The only holders known by Praxair to be beneficial owners of more than five percent of Praxair’s Common Stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(a)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	18,222,788	6.3%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022	17,473,598	6.0%
Capital Research Global Investors, 333 S. Hope St., Los Angeles, CA 90071	16,345,288	5.7%

(a) Based on 288,611,549 total shares outstanding on March 2, 2015 excluding shares held for the account of Praxair.

(b) Holdings as of December 31, 2014 as reported in SEC Schedules 13G filed by the Vanguard Group, Blackrock, Inc., and Capital Research Global Investors. According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 502,636 shares, shared dispositive power as to 477,464 shares, and sole dispositive power as to 17,745,324 shares. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 14,423,358 shares, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, Capital Research and certain of its affiliates had sole voting power as to 16,345,288 shares, and sole dispositive power as to all of the reported shares.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of March 2, 2015 by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and directors and executive officers of Praxair as a group (19 persons) beneficially owned approximately 1% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
Name	Position	Common Stock	Stock Units(1)	Total	Stock Options(2)
Stephen F. Angel	Chairman, President & Chief Executive Officer	200,960	61,500	262,460	1,511,987
Matthew J. White(3)	Senior Vice President & Chief Financial Officer	12,458	296	12,754	105,608
Scott E. Telesz	Executive Vice President	11,632	30,591	42,223	121,800
Eduardo F. Menezes	Executive Vice President	38,567	561	39,128	182,410
James T. Breedlove(4)	Senior Vice President, General Counsel & Secretary	24,121	1,503	25,624	160,484
Oscar Bernardes	Director	5,128	1,229	6,357	0
Nance K. Dicciani	Director	9,753	7,010	16,763	6,146
Edward G. Galante	Director	8,539	10,254	18,793	9,025
Claire W. Gargalli(5)	Director	3,551	11,182	14,733	22,930
Ira D. Hall	Director	151	10,801	10,952	0
Raymond W. LeBoeuf	Director	6,217	47,662	53,879	15,035
Larry D. McVay	Director	6,171	4,206	10,377	0
Denise L. Ramos	Director	0	1,767	1,767	0
Wayne T. Smith	Director	16,068	28,523	44,591	0
Robert L. Wood	Director	10,112	1,229	11,341	18,055
Total		353,428	218,314	571,742	2,153,480
Directors, Nominees and Executive Officers as a group	(19 persons)	390,394	222,042	612,436	2,325,310

(1)  Includes Deferred Stock Units and/or Restricted Stock Units held. Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors. Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units. The value of Deferred Stock Units and Restricted Stock Units varies with the price of Praxair’s common stock and, at the end of the deferral period or the restriction period, the units are payable in Praxair common stock on a one-for-one basis.

(2)  Represent shares that may be acquired upon exercise of options exercisable within 60 days of March 2, 2015.

(3)  Mr. White was promoted to Senior Vice President & Chief Financial Officer effective January 1, 2014.

(4)  Mr. Breedlove resigned as Senior Vice President, General Counsel & Secretary effective December 31, 2014, but served in an advisory capacity until his retirement from the Company on February 28, 2015.

(5)  Ms. Gargalli is retiring from the Board of Directors as of the date of the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD PRACTICES

Praxair’s Governance Principles

Praxair operates under Corporate Governance Guidelines which are posted at Praxair’s public website, www.praxair.com in the Our Company/Corporate Responsibility section. Consistent with those guidelines, the Board has adopted the following policies and practices, among others:

Director Independence.  The Board has adopted independence standards for service on Praxair’s Board of Directors which are posted at Praxair’s public website referenced above. The Board has applied these standards to all of the non-management directors (all directors are non-management except for Mr. Angel, the Company’s Chairman & CEO), and has determined that each qualifies as independent. The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair the independent judgment of these directors. See also related information in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership.  As set forth under the Corporate Governance Guidelines, the Board believes that the best leadership model for the Company at this time is that of a combined Chairman & CEO, balanced by practices and policies designed to assure effective independence in the Board’s oversight, advice and counsel. The Governance & Nominating Committee (consisting entirely of independent directors) periodically examines the Board leadership structure as well as other governance practices and conducts an annual assessment of Board and Committee effectiveness. The Governance & Nominating Committee has determined that the present leadership structure is effective and appropriate. The Board believes that the substantive duties of the Chairman, including calling and organizing meetings and preparing agendas, are best performed by someone having day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.

Lead Director.  In order to enhance the Board’s independence and oversight of management, the independent directors elect a Lead Director from among the independent directors to serve for at least one year. The Board’s practice has been to select the Chairman of the Governance & Nominating Committee to serve as the Lead Director, and although elected to serve at least one year, the Lead Director is generally expected to serve multiple terms. Mr. Wood, who is the Chairman of the Governance & Nominating Committee, is the current Lead Director. The designated responsibilities of the Lead Director are set forth in the Board’s Corporate Governance Guidelines and include:

•	serving as chairman of the meetings of the independent directors and all meetings of the Board at which the Chairman is not present;

•	having the authority to call meetings of the independent directors;

•	serving as a liaison between the Chairman and CEO and the independent directors;

•	being available to consult with the Chairman and CEO about the concerns of the Board;

•	approving the Board meeting agendas and related information sent to the Board;

•	approving the Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	being available for consultation and direct communication with major shareholders if requested; and

•	coordinating an annual performance review of the CEO with input from the Compensation Committee and the other independent directors.

Succession Planning and Personnel Development.  The Compensation Committee conducts an annual Succession Planning and Personnel Development session to which all Board members are invited and at which senior executives are evaluated with respect to their potential for promotion into senior leadership positions, including that of the CEO. From time-to-time, this session also includes a consideration of compensation issues related to succession and retention. In addition, a wide variety of senior executives are introduced to the Board by way of Board and Committee presentations and directors have unrestricted access to a broad cross-section of managers and high potential employees.

Board Role in Risk Oversight.  At least annually, the full Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed. As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the range of the risks faced by a global industrial company and help explain the need for strong Board Committee oversight of the management of risks in specific subject areas. Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities. These areas include: financing and currency exchange risks (Finance & Pension Committee), compensation risks, and executive development and retention (Compensation Committee), regular review of the Board’s governance practices (Governance & Nominating Committee), internal controls, investigations, and integrity standards compliance (Audit Committee), and a regular review of the Company’s sustainability program and certain enterprise risks such as natural disasters and plant control systems and security (Technology, Safety & Sustainability Committee). Other risk areas are regularly reviewed by the full Board. These include: safety and environmental risk (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), cyber security, and global compliance risks (supplementing reporting within the Audit Committee). In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other matters. In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Board Effectiveness Assessment.  The Board assesses its effectiveness annually under a process determined by the Governance & Nominating Committee. Typically, this assessment includes each non-management director completing written questionnaires that are used to evaluate the Board’s effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, Director Performance, and Committee Functions, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. Similarly, each Committee annually assesses its effectiveness in meeting its oversight responsibilities under its charter from the Board. The Governance & Nominating Committee reviews the results of the written assessments, provides the results to all Board members, and the Lead Director conducts a discussion of the results in an executive session of the non-management directors. Subsequently, the Governance & Nominating Committee may recommend certain actions be taken to enhance the operations and effectiveness of the Board and its committees.

Governance Practices Review.  In addition to leading the annual Board and Committee effectiveness assessment referred to above, the Governance & Nominating Committee annually reviews with an outside expert the Company’s governance practices, and updates those practices as it deems appropriate. The Committee considers, among other things, the results of the Board and Committee effectiveness assessments, developments in Delaware Corporation Law, federal laws and regulations promulgated by the SEC, and the views and recommendations of recognized governance authorities.

Mandatory Director Retirement.  The Board’s policy is that a director who has attained the age of 72 may not stand for re-election at the next annual shareholders’ meeting. The Board also has a policy against service on the Board by an officer of the Company after his or her retirement, resignation or removal as an officer.

Limits to Service on Other Boards.  The Board’s policy is that a non-management director may not serve on more than five additional public company boards and a member of the Audit Committee may not serve on more than two additional public company audit committees. Also, the Chairman & CEO may not serve on more than two additional public company boards.

Director Election by Majority Vote and Resignation Policy.  Praxair’s Certificate of Incorporation and Bylaws require directors to be elected annually and that a director nominee must receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors. The Board’s Corporate Governance Guidelines require that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board.  The Board has established procedures to enable a shareholder or other interested party to direct a communication to the Board of Directors. Such communications may be confidential or anonymous and may be communicated by mail, e-mail, or by telephone. Information on how to submit communications, and how they will be handled, is included at www.praxair.com in the Our Company/Corporate Responsibility section.

Director Attendance at Board and Committee Meetings and the Annual Shareholders Meeting.  Absent extenuating circumstances, each member of the Board is expected to attend all meetings of the Board, all meetings of each Committee of which he or she is a member, and the Annual Meeting of Shareholders. All of the then serving directors attended the 2014 annual meeting. Director meeting attendance is one of the factors that the Governance & Nominating Committee considers in determining whether to re-nominate an incumbent director for election at the Annual Meeting.

Business Integrity and Ethics.  Praxair’s Board of Directors has adopted policies and standards regarding Compliance with Laws and Business Integrity and Ethics that are posted on Praxair’s public website, www.praxair.com, in the Our Company/Corporate Responsibility section and are available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s CEO, CFO and Controller.

Shareholder Rights Agreements.  The Company does not have a Stockholder Protection Rights Agreement (sometimes referred to as a “Poison Pill”). In addition, the Board’s policy is that the Board will adopt or materially amend a future Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Special Shareholder Meetings.  Shareholders may call a special shareholders’ meeting in accordance with the conditions set forth in Praxair’s Certificate of Incorporation and By-laws.

Director Stock Ownership Guidelines.  The Board’s policy is that non-management directors must acquire and hold shares of the Company’s stock equal in value to at least four times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. All non-management directors have met this guideline or are within the 5-year transition period afforded to them to do so; and most substantially exceed the guideline.

Executive Stock Ownership and Shareholding Policy.  The Board believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership ensures that executives manage Praxair as equity owners.

Accordingly, a stock ownership and shareholding policy has been established for the Company’s officers that requires them to own a minimum number of shares as set forth below. Individuals must meet the applicable ownership level no more than five years after first becoming subject to it and must acquire at least 20% of the required stock each year. Until the stock ownership requirement is met, executive officers (i) may not sell, transfer or otherwise dispose of any of their Praxair common stock, and (ii) must retain and hold all Praxair common stock acquired from all equity incentive awards, net of shares withheld for taxes and option exercise prices, including performance share unit awards, restricted stock unit awards and stock options.

Set forth below is the minimum number of shares required by the policy for each officer position and, based upon the $129.56 per share closing stock price on December 31, 2014, what such minimum share requirement was as an approximate multiple of salary of each officer or the range of the multiples for groups of officers.

	Minimum Shares to be Owned	Approximate Multiple of Salary
Chief Executive Officer	100,000	10x
Executive Vice Presidents	30,000	6x to 7x
Chief Financial Officer	25,000	6.5x
Senior Vice Presidents	20,000	5x to 6x
Other Executive Officers	10,000-15,000	4x

As of the date of this Proxy Statement, all covered individuals are in compliance with this policy. Stock ownership of the Named Executive Officers can be found in the table presented above under the caption “Share Ownership.”

Hedging, Pledging and Similar Transactions Prohibited.  Directors and officers may not engage in hedging transactions related to Praxair’s stock that would have the effect of reducing or eliminating the economic risk of holding Praxair stock. They also may not pledge or otherwise encumber Company stock.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee. In addition, the Board’s Corporate Governance

Guidelines require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404, or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures.  To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

Under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures.  During 2014, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than in the capacity of serving as a director. To assist the Board in making independence determinations, it also applies the independence standards which are posted at Praxair’s public website, www.praxair.com in the Our Company/Our People/Our Board of Directors section. In determining that each of the non-management directors is independent, in February, 2015, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company: In the ordinary course of its business, Praxair sells medical oxygen and other industrial gases products to Community Health Systems, Inc. of which Mr. Smith is an executive officer, and sells industrial gases to, and purchases pumps and other products from, ITT Corporation, of which Ms. Ramos is an executive officer. The 2014 consolidated revenues for each of Praxair, Community Health and ITT Corporation were $12.3 billion, $18.6 billion and $2.7 billion, respectively. For the last three fiscal years, the dollar value of Praxair’s sales to Community Health ranged from $1.3 million to $2.2 million, and sales to and purchases from ITT Corporation ranged from $350,000 to $4.5 million. Such sale and purchase transactions were well below the limits set forth in the Board’s independence standards and, for any of the last three fiscal years, were significantly less than 1% of either Praxair’s, Community Health Systems’ or ITT Corporation’s consolidated revenues. Therefore, the Board has determined that such ordinary course business relationships are not material and do not otherwise impair the ability of either Ms. Ramos or of Mr. Smith to exercise independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2014 with respect to transactions in the Company’s stock.

BOARD COMMITTEES

The Board currently has five standing committees as described below and each is comprised of only independent directors. The Charters for each of these committees may be found on Praxair’s public website, www.praxair.com, in the Our Company/Our People/Our Board of Directors section.

AUDIT COMMITTEE
Meetings in 2014: 5 Current Members: Ira D. Hall, Chairman Nance K. Dicciani Raymond W. LeBeouf Larry D. McVay Denise L. Ramos

The Audit Committee assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)    appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)    reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s financial statements prior to their publication;

(3)    reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)    reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics programs.

Audit Committee Report

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters that are required to be discussed in accordance with Public Company Accounting Oversight Board (PCAOB) standards relating to communications with audit committees.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2014 and those planned for 2015. The Audit Committee has further considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2014 to be filed with the SEC.

The Audit Committee

Ira D. Hall, Chairman

Nance K. Dicciani

Raymond W. LeBeouf

Larry D. McVay

Denise L. Ramos

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2014 and has been selected by the Audit Committee to serve in such capacity for the year ending December 31, 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During its history as a public company since 1992, Praxair has had five audit engagement partners. A new engagement partner began in September, 2014, replacing the engagement partner who had served since January, 2012.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee periodically considers alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 12% of audit fees in 2014. All of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Hiring Policy – Auditor Employees

The Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $6,512,000 and $6,630,000 for professional services rendered in 2014 and 2013, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by §404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $593,000, and $44,000 for assurance and related services rendered in 2014 and 2013, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees included those related to due diligence services and certifications required by customers and others.

Tax Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $155,000, and $260,000 for professional services rendered in 2014 and 2013, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees.  Praxair, Inc. and its affiliates paid PricewaterhouseCoopers LLP an aggregate amount of $48,000 and $24,000 for services rendered in 2014 and 2013, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country accounting issues for non-U.S. subsidiaries.

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE
Meetings in 2014: 4 Current Members: Edward G. Galante, Chairman Oscar Bernardes Nance K. Dicciani Claire W. Gargalli Wayne T. Smith

The Compensation Committee assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)    determines Praxair’s policies relating to the compensation of executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)    determines the salaries, performance-based variable compensation, equity awards, terms of employment, retirement or severance, benefits, and perquisites of executive officers;

(3)    approves corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(4)    reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(5)    reviews design, administration and risk associated with Praxair’s management incentive compensation and equity compensation plans; and

(6)    reviews periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.

Certain Committee Processes for Determining Executive Compensation.

In performing the oversight of compensation matters discussed above, the Compensation Committee also employs the processes described below in determining executive compensation.

Delegation and CEO Involvement.  Except under limited circumstances, the Compensation Committee may not delegate its executive compensation authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters, as described in more detail in this Proxy Statement in the CD&A section.

Compensation Consultant.  The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. At each of its meetings, the Compensation Committee conducts a private session with its consultant without management present. For its consideration of 2014 executive compensation, the Compensation Committee engaged Deloitte Consulting LLP (“Deloitte Consulting”). The purpose of the engagement was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the CD&A section.

Compensation Risk Analysis.   The Compensation Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company. Each year, the Compensation Committee examines management’s review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts. The Compensation Committee has determined that (1) there exist sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company does not use highly leveraged short term incentives that would tend to drive high short term risk decisions or unsustainable gains, and (3) the Company’s executive stock ownership policy and the “recapture” policy described in the CD&A also serve as disincentives for unacceptable risk-taking. Based upon this review, the Compensation Committee has concluded that the Company’s incentive compensation programs and related controls are designed appropriately and that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

A more detailed description of how the Compensation Committee considers and determines executive compensation is described in this Proxy Statement in the CD&A section.

GOVERNANCE & NOMINATING COMMITTEE
Meetings in 2014: 6 Current Members: Robert L. Wood, Chairman Edward G. Galante Claire W. Gargalli Raymond W. LeBeouf Denise L. Ramos

The Governance & Nominating Committee assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Governance & Nominating Committee, among other duties,

(1)    recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)    reviews policies with respect to the composition, compensation, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)    reviews Praxair’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

Director Nominations

The Governance & Nominating Committee will consider any candidate for election to the Board who is timely recommended by a shareholder and whose recommendation otherwise complies with the requirements under Praxair’s certificate of incorporation. Recommendations should be sent to the Corporate Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified in this Proxy Statement under the caption “Shareholder Proposals for the 2016 Annual Meeting.”

In addition to considering any shareholder-recommended candidates for election as directors, prior to each annual meeting of shareholders, the Governance & Nominating Committee considers each of the incumbent directors for nomination for reelection to the Board, unless an incumbent does not wish to be reelected or will be retiring from the Board under the Board’s retirement policy.

Director & Nominee Selection Criteria

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Governance & Nominating Committee considers adding a new director or renominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines, the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations. In doing so, the Committee takes into account a variety of factors, including:

(1) the Company’s strategies and its market, geographic and regulatory environments, both current and projected,

(2) the mix of experiences, competencies, and perspectives (including gender, ethnic and cultural diversity) currently represented on the Board,

(3) the results of the Board’s annual self-assessment process,

(4) the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and

(5) with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and (b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees, thus facilitating the Board’s committee rotation policy. In addition, the Governance & Nominating Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

Additional information about the specific skills, qualifications and backgrounds of each of the director nominees is set forth in this Proxy Statement under the under caption “The Board of Directors.”

New Director Selection Process

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the CEO and, on occasion, third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening is interviewed by the Governance & Nominating Committee or its Chairman and by the CEO.

FINANCE & PENSION COMMITTEE
Meetings in 2014: 3 Current Members: Larry D. McVay, Chairman Oscar Bernardes Ira D. Hall Wayne T. Smith Robert L. Wood

The Finance & Pension Committee assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)    monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)    reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange hedging activities, and Praxair’s practices for managing insurable risks;

(3)    reviews Praxair’s policies on dividends and stock repurchases; and

(4)    appoints administration and investment committees to act as fiduciaries of Praxair’s funded benefit plans, and reviews the investment performance, administration and funded status of such plans.

TECHNOLOGY, SAFETY & SUSTAINABILITY COMMITTEE
Meetings in 2014: 1(*) Current Members: Nance K. Dicciani, Chairperson Oscar Bernardes Edward G. Galante Larry D. McVay (*) The Board of Directors created the committee as a new committee in 2014.

The Technology, Safety & Sustainability Committee assists the Board in its oversight of: (a) technology and research & development, including the use of technology in products applications; (b) safety, particularly the use of technology in enhancing safety performance; (c) sustainability and environmental matters; and (d) certain enterprise risks. In furtherance of these duties, the Technology, Safety & Sustainability Committee, among other duties,

(1)    reviews and evaluates Praxair’s use of technology and its technology capabilities and Praxair’s strategies, objectives and effectiveness of research and development efforts;

(2)    monitors and reviews Praxair’s personnel, process and distribution safety goals and performance and the use of technology to enhance safety performance;

(3)    reviews Praxair’s policies, programs and practices related to sustainability and the environment; and

(4)    provides oversight and guidance on certain enterprise risks that are not otherwise reviewed by the full Board of Directors or its other committees including (a) natural disasters, and (b) plant control systems security.

THE BOARD OF DIRECTORS

The following pages present information about those currently serving on Praxair’s Board of Directors who have been nominated for election to serve until the 2016 annual meeting and until their successors are elected and qualify.

Director Attendance

During 2014, the Board held six meetings. The nominees for reelection to the Board collectively attended 99% of all Board meetings and meetings of committees of which they are members, and no nominee for reelection attended fewer than 93% of such meetings.

Directors and Nominees

The Governance & Nominating Committee recommended to the Board, and the Board approved, the nomination for election of each currently serving director, except for Ms. Gargalli, who is retiring from the Board.

Experience and Qualifications of All Nominees. Each of the director nominees listed below has experience as a senior executive of a public company. Each nominee also is serving or has served as a director of one or more public companies and on a variety of board committees. As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business, including: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, and, in most cases, global operations. Many of the nominees also bring particular insights into specific end-markets that are important to the Company. These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations. In addition to these qualifications that are shared by all of the nominees, more specific information about each of their individual experience and qualifications is included below. A description of the Governance & Nominating Committee’s process and criteria for nominating director candidates is set forth in this Proxy Statement under the caption “Director & Nominee Selection Criteria.”

STEPHEN F. ANGEL Director Since 2006	Age 59

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer from March to December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel spent 22 years in a variety of management positions with General Electric. Mr. Angel is a director of PPG Industries, Inc. (where he serves on the Officers-Directors Compensation Committee and the Technology and Environment Committee). He is also a member of The Business Council, the U.S. - Brazil CEO Forum, a member of the Board of the U.S. - China Business Council and is a former director of the American Chemistry Council.

Experience and Qualifications

As the Chief Executive Officer of the Company and a former senior operating executive at General Electric, a global diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of the Company in particular. Mr. Angel utilizes his deep operating experience and knowledge of the industry and the Company in performing his role as Chairman to, among other things, drive capital discipline and to help facilitate Board discussions and keep the Board apprised of significant developments in the Company’s business.

OSCAR BERNARDES Director Since 2010	Age 68

Managing partner at Yguapora Consultoria e Empreendimentos Ltda. in São Paulo, Brazil, a consulting and investment firm. From 2003 to 2010, he was a managing partner at Integra Assessoria em Negocios Ltda. in São Paulo, Brazil, a consulting firm specializing in financial restructuring, governance and interim management in turnaround situations. From 1997 to 1999, he was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. Prior to joining Bunge, he was Senior Vice President and Managing Partner for Latin America with Booz Allen and Hamilton, Inc. and prior to that, operations director in Brazil for Ferro Corporation.

Mr. Bernardes is a director of five companies in Brazil: Localiza Rent A Car S.A. (where he is Chairman of the Audit Committee), Marcopolo S.A., Suzano Papel e Celulose S.A., Gerdau S.A./Metalúrgica Gerdau S.A., and DASA Laboratorios da America SA. During the past five years, he was also a director of Johnson Electric Holdings Ltd. in Hong Kong, and São Paulo Alpargatas S.A. He is also on the advisory boards of Alcoa Latin America, Vanguarda Agro, Amerys, Mitsubishi Brasil, and Johnson Electric and a Board Member of OMINI, a private company.

Experience and Qualifications

As a former chief executive officer at Bunge International, and as a senior executive of Booz Allen and Hamilton, Mr. Bernardes brings the senior executive experience and skills described above. He also has an in-depth understanding of markets and business operations in South America generally, and in Brazil particularly, which are large, important markets for the Company.

NANCE K. DICCIANI Director Since 2008	Age 67

Former President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She currently serves on the Board of Directors of Halliburton Company (where she serves on the Audit, and the Health, Safety and Environment Committees), and LyondellBasell Industries (where she serves on the Audit, and the Health, Safety and Environment Committees), and on the Board of Trustees of Villanova University. During the past five years, Dr. Dicciani also served on the Board of Directors of Rockwood Holdings, Inc. (where she was the Lead Director and served on the Compensation Committee and was the Chairperson of the Corporate Governance and Nominating Committee).

Experience and Qualifications

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills described above. She also has a substantial understanding of technology policy, management and markets. Her technical expertise in the chemical industry, an important end-market for the Company, and her international operations experience, also enable her to provide the Board and management with valuable insight and counsel.

EDWARD G. GALANTE Director Since 2007	Age 64

Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business - Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Clean Harbors, Inc. (where he is Chairman of the Corporate Governance Committee) and a director of Celanese Corporation (where he serves on the Audit Committee and the Environmental, Health, Safety and Public Policy Committee). He also serves on the Boards of Junior Achievement Worldwide, the United Way Foundation of Metropolitan Dallas and the United Way of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University. He also is an Executive in Residence in Northeastern’s College of Business Administration. During the past five years, Mr. Galante also served on the Board of Directors of Foster Wheeler Ltd. (where he served on the Audit Committee and was the Chairman of the Compensation and Executive Development Committee).

Experience and Qualifications

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above and also has significant experience in the operations and management of a large, global business. He has substantial experience in the oil, gas, refining and chemical sectors of the energy industry, all of which are important end markets for the Company, as well as an in-depth understanding of engineering management, operations and technology, which are important in the execution of many of the Company’s large capital projects.

IRA D. HALL Director Since 2004	Age 70

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is a Board member and Treasurer of the Adrienne Arsht Center for the Performing Arts of Miami Dade County, Florida. He is the past Chairman of the Board of the Executive Leadership Council, and he is a trustee emeritus of Stanford University. During 2012, he completed twenty years of service on the board of the Jackie Robinson Foundation, during part of which he also served as Treasurer. During 2010, he completed twelve years of service on the Dean’s Advisory Council of the Stanford Graduate School of Business. During the past five years, he was also a director of Ameriprise Financial Inc., and The Pepsi Bottling Group Inc. (during which he served as Chairman of the Compensation Committee, a member of the Audit Committee and Chairman of the Board’s Special Committee to evaluate and negotiate the price, terms and conditions of the sale of Pepsi Bottling Group Inc. to PepsiCo.).

Experience and Qualifications

As a former Chief Executive Officer of an asset management company and a former senior finance executive at Texaco, a large energy company, Mr. Hall brings the senior executive experience and skills described above. He also has a substantial understanding of capital markets, asset management, and pension fund matters and is therefore able to provide valuable insight and counsel regarding the Company’s capital structure and strategy, among other areas.

RAYMOND W. LEBOEUF Director Since 1997	Age 68

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988-1994, he was the Chief Financial Officer of PPG.

Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Audit Committee and is the Chairman of the Human Resources Committee).

Experience and Qualifications

As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, accounting, financial reporting and internal controls and the review and preparation of financial statements.

LARRY D. MCVAY Director Since 2008	Age 67

Principal of Edgewater Energy, LLC an oil and gas industry investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, was a vertically integrated oil company that was 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President — Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning Committee) and Chicago Bridge & Iron Company (where he serves on the Audit Committee, the Strategic Initiatives Committee and is the Chairman of the Corporate Governance Committee). He is also a member of the Dean’s Council of Texas Tech University’s Engineering School.

Experience and Qualifications

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills described above. He has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology, all of which are important to the Company’s operations, particularly those involving large capital project investments. He also has practical experience in operating in Russia and the Middle East, both of which are emerging markets for the Company.

DENISE L. RAMOS Director Since 2014	Age 58

Chief Executive Officer, President and a Director since October 31, 2011 of ITT Corporation, a diversified manufacturer of highly engineered critical components and customized technology solutions for growing industrial markets. Ms. Ramos previously served as Senior Vice President and Chief Financial Officer of ITT Corporation since 2007. She has more than 20 years of business and financial experience acquired at Atlantic Richfield Company (ARCO). During her tenure at ARCO, she served in a number of increasingly responsible finance positions, including Corporate General Auditor and Assistant Treasurer. In addition, Ms. Ramos has five years of experience at Yum! Brands, Inc., where she was Senior Vice President and Corporate Treasurer for Yum! and Chief Financial Officer for the U.S. division of KFC Corporation. Prior to joining ITT Corporation in 2007, Ms. Ramos served as Chief Financial Officer for Furniture Brands International. She serves on the Executive Committee of the Board of Trustees for the Manufacturers Alliance for Productivity and Innovation and is also a member of the Business Roundtable and the Business Council. Ms. Ramos was included in the Top 100 CEO Leaders in Science, Technology, Engineering and Math publication by STEMconnector. She recently received a Distinguished Leadership Award from the New York Hall of Science and she was named to Fortune magazine’s 2014 Top People in Business.

Experience and Qualifications

As Chief Executive Officer and President of ITT Corporation, a large diversified manufacturer, Ms. Ramos brings the senior executive experience and skills described above. In particular, her background includes more than two decades in the oil and gas industry and extensive operational and manufacturing experience with industrial companies, all of which are important end markets for the Company. In addition, her substantial financial experience, including having served as the Chief Financial Officer of ITT Corporation, brings substantial expertise in accounting, financial statement preparation, and financial controls, as well as capital planning.

WAYNE T. SMITH Director Since 2001	Age 69

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a former director of Citadel Broadcasting Corporation (where he served on the Audit Committee and the Compensation Committee), a trustee of Auburn University, and is a trustee and the past Chairman of the Federation of American Hospitals.

Experience and Qualifications

As the Chief Executive Officer of Community Health Systems, a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health care business and the regulatory, compliance and business environment in which it operates. Mr. Smith also brings his experience in leading a senior management team on the numerous issues required of the CEO of Community Health, as well as his experience in leading a board of directors as the Chairman of Community Health.

ROBERT L. WOOD Director Since 2004	Age 60

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 to 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive, from November 2000. Mr. Wood has been Praxair’s Lead Director since January 1, 2013.

Mr. Wood is also a director of Jarden Corporation (where he serves on the Nominating and Policies Committee and is Chairman of the Audit Committee), and has served as Chairman of the American Plastics Council and the American Chemistry Council.

Experience and Qualifications

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company. Mr. Wood’s knowledge of the chemicals industry, an important end market for the Company, provides valuable insight to the Board and management.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation & Management Development Committee

Edward G. Galante, Chairman

Oscar Bernardes

Nance K. Dicciani

Claire W. Gargalli

Wayne T. Smith

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Named Executive Officers (“NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs.

Overview

Company Performance

In 2014, Praxair delivered solid results despite a challenging global environment including foreign currency translation headwinds and slowing growth in most major emerging markets.

•	Sales were $12,273 million and grew 6%* excluding negative currency impacts.

•	Operating profit was $2,608 million. Adjusted operating profit was $2,746 million* which represented 6% growth* over 2013 excluding negative currency impacts.

•

Diluted earnings per share (“EPS”) was $5.73 per share and adjusted EPS was $6.27* per share or 9%* above 2013 excluding negative currency impacts. This growth reflected volume growth in North America, South America and Asia, and strong price attainment and productivity gains across all of our businesses.

•

Both adjusted earnings before interest, taxes, depreciation and amortization (adjusted “EBITDA”) and adjusted operating profit margins grew to record highs of 32.2%* and 22.4%*, respectively. This was a result of our employees’ relentless capital and operational discipline.

•	Our return on capital and return on equity are industry-leading at 12.7%* and 28.7%*, respectively.

•

We generated strong operating cash flow of $2.9 billion that represented 23% of sales and record free cash flow which enabled us to return $1.5 billion to shareholders equally in the form of increased dividends and net share repurchases.

We continued to execute on our strategy of improving production and distribution density in core industrial gases with the acquisition of several U.S. packaged gas distributors, the divestiture of underperforming assets in France and the acquisition of an industrial gas business in Italy. We invested $1.8 billion for future growth, primarily in new plants for customers under long-term contracts and tuck-in acquisitions.

Capital investments were also aligned with our core geographies with about half of capital spend occurring in North America, about 20% in South America and about 15% each in Asia and Europe. We started up twelve on-site projects globally under long-term take-or-pay contracts and signed five new projects to contribute to future high-quality sales growth.

In seeking overall alignment between executive compensation and Company performance, the Compensation Committee considers a variety of benchmarks including Praxair’s comparative performance with respect to total shareholder return (“TSR”) and other financial measures including earnings and return on capital. The following graphs illustrate continuous long-term business growth and shareholder value creation since Mr. Angel became CEO.

These graphs provide financial detail as reported in the Company’s annual reports. These metrics track closely with those chosen for Praxair’s annual performance-based variable compensation.

*

Non-GAAP measures. A reconciliation of reported amounts to non-GAAP measures can be found in Praxair’s 2014 Form 10-K and Annual Report in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the subsection titled “Non-GAAP Financial Measures.” Free cash flow is operating cash flow less capital expenditures.

Praxair’s Executive Compensation Objectives

Praxair’s executive compensation program is based on motivating performance to effectively build shareholder value. The Company delivers a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a sustainable performance-driven culture; and

•	encourage executives to own stock, aligning their interests with those of shareholders.

Best Practices Supporting Executive Compensation Objectives

What We Do:	What We Do Not Do:
• Link a substantial portion of total compensation to Company performance

• Annual variable compensation awards based principally upon performance against objective, pre-established financial goals	• We do not guarantee bonuses for executive officers

• Equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation	• We do not regularly grant time vested restricted stock

• Set compensation within competitive market ranges	• We do not have employment agreements for executive officers

• Require substantial stock ownership and retention requirements for officers	• We do not allow pledging or hedging of Company stock held by officers

• Limit perquisites and personal benefits	• We do not pay tax “gross-ups” on perquisites and personal benefits unless available to employees generally

• Have double trigger change-in-control severance agreements and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation	• We do not include an excise tax “gross-up” provision in any change-in-control arrangements

• Include double trigger vesting requirements for officer equity awards in the event of a change-in-control

• Have a clawback (“recapture”) policy that applies to performance based equity and cash awards including gains realized through exercise or sale of equity securities

Alignment of Executive Compensation Programs with Praxair Business Objectives

The Compensation Committee seeks to achieve its executive compensation objectives by aligning the design of the Company’s executive compensation programs with the Company’s business objectives ensuring a balance between financial and strategic non-financial goals.

Financial Business Objective:  Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities, dividends and share repurchases.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established revenue, net income and working capital goals.

•	Annual grants of performance share units that vest based upon performance results over three years.

•	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.

Strategic Business Objective:  Maintain world-class standards in safety, environmental responsibility, global compliance, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is impacted by performance against pre-established non-financial goals in these and other areas.

Strategic Business Objective:  Attract and retain executives who thrive in a sustainable performance-driven culture.

•	A competitive compensation and benefits program annually benchmarked against peer companies of similar size in market cap, revenue and other financial metrics and business attributes.

•	Realized compensation that varies with Company performance, with significant downside risk and upside opportunity.

Pay Mix and Pay-for-Performance Overview

In order to align executive compensation with Company performance, the Compensation Committee considers a variety of factors, including the degree to which executive compensation is “at risk,” meaning dependent upon Company performance, as well as a comparison of the Company’s performance in relation to that of other companies.

Between 76% and 89% of the NEOs’ target total direct compensation opportunity for 2014 was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and dependent upon the Company’s achievement of pre-established financial and other business goals set by the Compensation Committee and, for equity incentives, the Company’s stock price performance.

The chart below shows the CEO’s 2014 target total direct compensation mix, which consisted of 89% performance-based compensation and 11% non-performance-based compensation (performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation). The CEO’s actual performance-based compensation is based upon actual results. The annual variable compensation payout and the ultimate value of the equity compensation awards could be zero if the Company does not perform.

Praxair CEO’s Target Pay Mix for 2014

The following chart illustrates the CEO’s target total direct compensation as compared to indexed TSR. Total shareholder return has increased consistently over the long term, and target total direct compensation has increased at a lesser rate during Mr. Angel’s tenure as CEO. Indexed TSR assumes an initial investment of $100 on December 31, 2006, and that all dividends have been reinvested.

Praxair CEO’s Target Total Direct Compensation

Pay Earned for 2014 Performance

Performance-based Variable Compensation for 2014.  As detailed under the caption “2014 Annual Performance-Based Variable Compensation Results and Payout” in this CD&A:

•	In 2014, the Company’s performance against pre-established financial and strategic non-financial goals resulted in a payout of 120% of the target variable compensation to NEOs.

Vesting and payout of prior performance-incentive grants.  As detailed below under the caption “Equity Awards” in this CD&A:

•	2012 grants of performance share units vested and paid out at 84.9% of the target number of performance share units granted, as the Company did not completely meet its EPS growth goals.

Establishing Compensation Opportunity

The Compensation Committee uses a systematic process to establish executive officer compensation that includes the following components:

Role of Compensation Consultant and Management in Determination of Executive Compensation

The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2014, the Compensation Committee engaged Deloitte Consulting. The scope of Deloitte Consulting’s engagement included:

•

Advice on the determination of NEO’s compensation, (including in private sessions at the request of the Compensation Committee), the consultant’s view of the CEO’s recommendations for other NEO compensation, as well as input on the CEO’s compensation.

•	Preparation and presentation to the Compensation Committee of reports on executive compensation trends and various other materials.

•	Analysis of the compensation benchmarking study prepared by management and review of other independent compensation data.

The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee related to NEO compensation and design of the Company’s compensation programs. Additionally, the Compensation Committee requests the CEO’s views on financial and non-financial performance metrics for incentive program design, the companies against which it is appropriate to benchmark executive compensation, and the form of equity awards most appropriate to drive sustainable shareholder value creation while also providing appropriate retention incentive for NEOs.

Benchmarking/Peer Group

At each October meeting, the Compensation Committee with the assistance of its independent consultant reviews the benchmark companies used to assess competitive market compensation levels for U.S-based officers (the Key Company Group). Elements considered when choosing the group are:

•	Market capitalization- considerable weight is given to market capitalization, as the Company’s market capitalization has consistently been about three times its annual revenue.

•	Revenue and net income- companies are included in the review if they are generally similar in size to Praxair in one or more of these measures.

•	Assets, number of employees, whether or not a company had global operations and whether a company’s operations were similar to that of Praxair or of Praxair’s customers.

Though the Compensation Committee reviews the Key Company Group annually, it values year-over-year consistency in the peer group and only makes changes when appropriate. The peer group chosen each October is used to assess competitive market compensation levels and provide benchmark data used by the Compensation Committee when setting the NEOs’ target total direct compensation for the following calendar year. In October 2013, the Compensation Committee determined to make no changes to the 24 companies that comprised the Key Company Group.

When the Compensation Committee reviewed the Key Company Group in October 2014, it determined that four of the peer companies no longer fit the peer selection criteria due to merger, spinoff and/or changes in business results that position these companies outside of comparable financial parameters. The four peers removed from the group were Covidien, Ingersoll-Rand, Newmont Mining and Union Pacific Corp.

For assessing competitive market compensation levels and providing benchmark data used by the Compensation Committee when setting the NEOs’ 2015 target total direct compensation, seven new companies were chosen to replace the four companies that were removed. In an analysis of the updated peer group in October 2014, it was noted that Praxair ranked at the 65th percentile for market capitalization, the 26th percentile for revenue and the 45th percentile for net income.

2014 Total Direct Compensation Opportunity

The Compensation Committee evaluates many factors when determining compensation levels for NEOs, including consideration of the CEO’s input with respect to compensation of individual executive officers (other than himself). Actual compensation determinations set for any individual NEO may deviate from the median benchmark data

(a) to account for experience and time-in-position,

(b) based upon contribution to results, and exhibition of values, competencies and behaviors critical to the success of the Company,

(c) because of year-to-year swings in market median data,

(d) to recognize relative roles and responsibilities, maintaining the desired internal equity among executive positions,

(e) to address retention, and

(f) to balance the mix of compensation elements deemed appropriate for each NEO.

Generally, compensation levels tend to be established towards the lower end of a competitive range for an executive officer who is new to the role. Conversely, a longer tenured executive officer who consistently performs at a high level will have compensation levels set higher in a competitive range.

The Compensation Committee does not have a set formula for determining target compensation; however it refers to the median of benchmark company data when determining salary, annual performance-based variable compensation and target dollar value of equity awards for each NEO’s position.

Evaluation of Aggregate Compensation

The Compensation Committee considers whether the value of each NEO’s aggregate compensation package, in which all components of his or her direct compensation and benefits are viewed together using a “tally sheet” format, is consistent with the Compensation Committee’s objectives for Praxair’s executive compensation program. As part of the review, the Compensation Committee compares the CEO’s pay to that of the other NEOs.

In December 2013, the Compensation Committee performed this review and determined that the total compensation opportunity granted to each NEO for 2014 was consistent with its objectives for Praxair’s executive compensation program and that the total target compensation of each NEO was internally equitable in light of each executive officer’s respective role, responsibilities and reporting relationships. As in previous years, it was noted that the CEO’s pay as a multiple of the next highest paid NEO is appropriate, as the organization does not have a Chief Operating Officer, and the CEO has business executives reporting directly to him. Additionally, it was noted that the ratio of CEO pay to the pay of other NEOs collectively would change year-over-year to reflect changes in executive officer roles from promotions to, and retirements from, those roles.

Elements of Executive Compensation

In determining the appropriate design of executive compensation programs, the Compensation Committee periodically evaluates executive compensation practices in the chemicals industry such as incentive plan design, forms of equity awards, stock ownership guidelines, perquisites and personal benefits, and retirement and other termination arrangements. Objectives and key features of the Company’s elements of direct compensation programs and executive benefits are presented below.

Direct Compensation for Executive Officers

The principal elements of total direct compensation for executive officers are salary, annual performance-based compensation and equity awards.

Salary

Objective	Key Features
Provide a fixed amount of cash compensation reflective of each executive’s role, responsibilities and individual performance to attract and retain talented executives.	Annual cash amount. Adjustments, if any, are typically effective April 1 of each year.

2014 Salary

The salary level for each NEO was established by the Compensation Committee after its consideration of multiple factors including positioning to market, the CEO’s input (other than for himself) and advice from its compensation consultant.

Annual Performance-Based Variable Compensation

Objectives	Key Features

Motivate and appropriately reward executives for the delivery of strong business results without encouraging excessive risk taking.

Drive desired short term business performance and focus executives on key objectives that position Praxair for sustained growth and that create shareholder value without compromising long term business objectives.

Deliver pay commensurate with performance: results that are significantly greater than goals are rewarded with well-above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Maximum Payout:  Total payout for officers is capped at 260% of the variable compensation target.

Financial Goals:  Awards determined based on Company performance against challenging, pre-established financial goals. Measured from zero to 200% of target variable compensation.

Non-Financial Goals:  The Compensation Committee may make a positive or negative adjustment of up to 35 percentage points to the total financial payout earned based on the Committee’s detailed review and assessment of performance against pre-established non-financial goals that relate directly to the Company’s strategic objectives.

Additionally, the Compensation Committee may positively or negatively adjust each NEO’s performance-based variable compensation to reflect each individual’s contribution to Company performance. Individual performance adjustments can reduce an NEO’s payout to as low as zero or increase it by as much as 150%, limited by the overall 260% maximum payout.

Other Features:

There is no minimum guaranteed award for any NEO.

The Company uses criteria comparable to those identified above to determine the performance-based variable compensation that is awarded to all eligible employees.

Illustration of Payout Calculation

Annual Performance-Based Variable Compensation Opportunity for 2014

In December 2013, the 2014 variable compensation target for each NEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals) was established by the Compensation Committee partially from its consideration of the benchmark data for equivalent positions in the Key Company Group as well as internal equity considerations. The target level for each NEO ranged from 80% to 150% of base salary.

Financial Goals

With an intention to focus on those activities under the control of the leadership of the Company, the Compensation Committee chose sales, net income and working capital as a percentage of sales as appropriate financial metrics for the 2014 variable compensation program. Sales and net income are measured in accordance with GAAP subject to certain adjustments that the Compensation Committee approves. Working capital is defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions. To enhance management’s focus on the delivery of profitable growth and thereby further align executives’ and shareholders’ interests, the Compensation Committee determined that net income would be weighted at 50%, and sales and working capital as a percent of sales would be weighted at 25% each.

At the time goals were established, the Compensation Committee considered many factors including the degree of control senior management may have over certain elements that affect financial performance. Goals were established with the expectation that executives would be rewarded with higher variable compensation payouts if performance exceeds industry expectations. Factors considered in assessing the challenge inherent in setting the minimum (“threshold”), target and maximum financial performance goals for each financial measure included:

•	management’s operating plan, including expected year-over-year challenges in performance,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	foreign exchange rate trends and outlook,

•	expected 2014 industrial gases industry peer performance and that of the broader S&P 500,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Non-financial Goals

The Company’s culture has been institutionalized over decades and is the foundation on which employees build financial results. The Board believes culture must be driven by example and with emphasis at the top of the organization. As such, the Compensation Committee confirmed the importance of setting non-financial objectives to reinforce leadership’s focus on maintaining an enduring culture that supports both short and long-term sustainable results. The Compensation Committee identified the non-financial elements that were considered most important to long term sustainable success and established annual non-financial goals with respect to those elements.

When evaluating performance against the non-financial goals, the Compensation Committee did not find it practical, nor did it attempt, to assign specific weighting to any of the goals or subject them to pre-defined, rigid formulas.

People Development: • Strengthen the leadership pipeline including globally diverse talent

•    Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process

•    Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Safety, Environmental Performance and Sustainability: • Zero fatalities • Maintain best in class safety rates • Superior performance in sustainable development including environmental stewardship

•    Providing our employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is top priority

•    Rigorous processes and procedures to ensure compliance with all applicable environmental regulations while also continuously reducing the environmental impact of our operations on the communities in which we operate

Compliance: • Maintain a strong global compliance program and culture

•    Create and maintain a strong ethical culture in every country where we operate

•    Every employee accountable for ensuring that business results are achieved in compliance with local laws and regulations and our Standards of Business Integrity

Strategy: • Position the business for long term performance

•    Deliver excellent results in the short term and over a longer, sustainable period of time

•    Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years

Project Selection and Execution: • Maintain industry-leading performance

•    Maintain a thorough capital allocation process to ensure careful selection of projects

•    Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently, and supporting plant availability

Productivity: • Enhance organizational capabilities in tools, processes and practices

•    Deliver value through continuous innovation to help our customers enhance their product quality, service, reliability, productivity, safety, and environmental performance

•    Work across disciplines, industries and sectors, with our employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

Relative Performance:

•    Comparison against peers to determine if management’s actions appear more or less effective than those of our peers

•    Management’s responses to macroeconomic or other external factors unknown at the time financial goals were established

• Continue to be the best performing industrial gases company in the world • Assess how well we anticipate and manage adversity to optimize results

2014 Annual Performance-Based Variable Compensation Results and Payout

Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes. As part of the variable compensation plan design, certain pre-determined adjustments may be made by the Compensation Committee to actual financial results in order to account for these elements. The Compensation Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise properly modified.

The chart below shows for each financial performance measure, the Company’s 2014 financial goals set by the Compensation Committee that would earn a payout of 100% of the target variable compensation allocated to that measure, the goal that would earn the maximum payout for that measure, and the actual performance achieved. Sales growth for the year was negatively impacted primarily due to slower growth in most emerging markets and the adverse affect of currency translation due to the strengthening of the U.S. dollar against most major currencies. In this environment, strong cost control and productivity gains contributed to net income growth which exceeded sales growth. Working capital was positively impacted primarily due to strong accounts receivable collection performance, and as a result, the Company exceeded the working capital goal. The overall weighted average payout factor for financial performance was 92% of target variable compensation.

The Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined for 2014 performance-based variable compensation. The report of the internal auditors confirmed to the Compensation Committee that such performance was properly determined.

Coupled with its assessment of performance related to financial goals, the Compensation Committee reviewed the strategic actions taken by management that focused on long term sustainable success. In December, 2014, the CEO and senior members of management presented to the Board of Directors, including the Compensation Committee, the degree of achievement for each of the non-financial goals. The CEO further apprised the Compensation Committee of the level of success in meeting each goal, and for each element, he provided his view of the relative degree of importance to long term success. The Compensation Committee determined that the Company’s performance with respect to the non-financial goals was favorable, and consequently, should be a strong positive factor in determining performance-based variable compensation. The Compensation Committee noted the following as examples of actions that successfully support the Company’s strategic objectives in determining 2014 variable compensation payouts:

•	Experienced zero employee fatalities and a continuing and significant reduction in roll over and fatality potential events

•	Maintained world class level of recordable injury and lost work cases rates

•	Maintained industry-leading return on capital and return on equity

•	Outpaced the industry average by generating strong operating cash flow and record free cash flow

•	Grew operating margin to a record high that outpaced the industry average

•

Strengthened industry-leading position in North America through new investments to serve the steel industry and growing manufacturing base, and successfully negotiated agreements to participate in the growth of the petrochemical industry in the U.S. Gulf Coast

•	Demonstrated the strength of the senior leadership succession planning and continued to build the talent pipeline

•	Continued to increase diverse talent throughout the organization

•	Received public recognition:

•	Dow Jones Sustainability World Index for 12th year in a row

•	7th consecutive year on the Global Carbon Disclosure Leadership Index (only one of 3 companies in the S&P)

•	Exceeded project execution goals

•	Implemented sustainable productivity initiatives, with the largest benefits being seen in energy efficiency improvements in the plants and the distribution fleet

The Compensation Committee applied a positive adjustment of 28 percentage points to the 2014 variable compensation payout in recognition of the Company’s performance relative to the non-financial goals.

Individual Performance Adjustments

The Compensation Committee may make a positive, negative or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance.

At the beginning of 2014, the CEO presented his strategic priorities to the Board. After the year had concluded, he provided the Board with a written document describing his degree of success in meeting his strategic priorities and he presented an overview of his performance during the January, 2015 Board meeting. The Chairman of the Compensation Committee gathered feedback from the Board members which was reviewed during the executive session of the Compensation Committee’s meeting in January, 2015. Specifically, the Compensation Committee noted Mr. Angel’s success in:

•	visibly setting “tone at the top” by focusing on the importance of the Company’s sustainable development priorities and principles,

•	guiding the Company through a challenging global economic landscape, particularly in Mexico and South America,

•	delivering 6%* adjusted operating profit growth and 9%* adjusted diluted earnings per share growth year-over-year excluding the negative currency impacts,

•

growing adjusted EBITDA and operating margins, each as a percentage of sales, to record levels of 32.2%* and 22.4%*, respectively, as excellent productivity results and positive price realization offset weak economic growth and high inflation in emerging markets,

•	continuing to focus the organization on generating strong cash flow at 23% of sales and achieving a record level of free cash flow, and

•	leading the industry in return on capital of 12.7%*.

Additionally, the Compensation Committee recognized Mr. Angel for successful succession planning for many of the key leadership positions in the Company. As a result of its analysis, in determining the 2014 variable compensation payout for the CEO, the Compensation Committee made a positive adjustment to the payout based on the assessment of his individual performance.

The Compensation Committee performed a similar evaluation with input from the CEO for the other NEOs. In evaluating if an individual performance adjustment was appropriate, the Compensation Committee considered various qualitative factors, such as the NEO’s:

•	performance in his or her principal area of responsibility,

•	degree of success in leading the Company to meet its strategic objectives, and

•	exhibition of the values and competencies that are important to the success of the Company.

Adjustments were made to the payouts of each NEO based upon individual performance in 2014. The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO.

* Non-GAAP measures. A reconciliation of reported amounts to non-GAAP measures can be found in Praxair’s 2014 Form 10-K and Annual Report in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the subsection titled “Non-GAAP Financial Measures.” Free cash flow is operating cash flow less capital expenditures.

Adjustment of Payout Under Section 162(m)

In December, 2013, the Compensation Committee identified participants and established an upper limit on performance-based variable compensation that could be paid to NEOs for 2014 under the shareholder-approved “Praxair, Inc. Plan for Determining Awards under Section 162(m)” (the “162(m) Plan”) based upon budgeted net income performance. In January, 2015, the Compensation Committee certified the net income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan. It then exercised its downward discretion to adjust the actual payments to a level it deemed appropriate for each NEO according to the variable compensation methodology described above.

Equity Awards

Objectives	Key Features

Assure a strong alignment of NEOs’ and shareholders’ interests.

Incent and reward sustained performance, providing an equity mix that has a balance of medium-term and long-term performance incentives and rewards.

Enhance long term shareholder value via improvements in adjusted EPS, return on capital (“ROC”) and stock price appreciation.

Attract and promote long term retention of executive talent.

Regular equity award grants are a mix of stock option and performance share unit awards. Stock options comprise 40% of the equity target value and performance share units comprise the remaining 60%.

Date of annual equity grants is uniformly set in advance as the date of the Board’s regular February meeting.

Stock options material terms:

•    Exercise price is fixed at 100% of the closing market price on date of grant.

•    Vest in equal annual tranches over three years and expire after ten years.

•    Repricing is prohibited without shareholder approval.

•    NEOs must hold all shares obtained from exercise, net of taxes and exercise price, unless the stock ownership requirement is met.

Performance share units material terms:

•    Vest if pre-established performance goals are attained:

•    For grants in 2014, one half based upon adjusted diluted EPS growth and one half based on average annual after-tax ROC, each over a 3-year performance period.

•    Pay no dividends nor accumulate dividend equivalents prior to vesting.

•    If vested, payment in shares of Company stock will range from 50% to 200% of the individual’s “target” number of units.

•    If performance goal is not met, the award will be forfeited; however, for EPS units, if the threshold is not met as a result of materially adverse and unforeseen market conditions beyond the control of the Company and the Company’s EPS growth exceeds the average cumulative growth in operating earnings of the companies included in the Materials Sector of the S&P 500 index for the same performance period, payout will be 50% of “target” unless the Compensation Committee determines that no payment should be made.

•    NEOs must hold all after-tax shares derived from vested awards until the stock ownership requirement is met.

2014 Equity Awards

The Compensation Committee determined that stock options continue to present an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. It considered that the opportunity for leveraged appreciation from growth in shareholder value over the ten-year grant term encourages long term decision-making. The Compensation Committee also noted that the Company’s historical record of strong stock price performance results in the Company’s executives placing high value on stock options as a compensation vehicle.

The Compensation Committee recognized that performance share unit awards can provide appropriate rewards to executives for performance while also mitigating some of the impact of an economic downturn on the stock option portion of the annual awards. A three year performance period is believed to be an appropriate medium-term balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals.

For the 2014 equity grants, adjusted diluted EPS growth and ROC were considered appropriate measures. EPS is an indicator of how well the Company has grown shareholder value over time, is well understood by executives and shareholders, and progress can be communicated quarterly. The awards with an ROC goal reflect the importance of maintaining focus on achieving satisfactory returns on invested capital as the Company executes its future growth plans. Additionally, the Compensation Committee noted that the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.

In determining the EPS growth payout schedule for the performance share unit awards covering fiscal years 2014 to 2016, the Compensation Committee considered multiple factors including the Company’s past performance against its major competitors, projected EPS growth for the Company and for its major competitors, and projected overall market and economic conditions. The Compensation Committee believes the goals that were established are challenging and difficult to achieve, but attainable. The range of goals was established to provide participants with an opportunity to receive higher payouts commensurate with strong performance, thus providing an incentive to NEOs to achieve continued, strong growth in EPS.

The ROC goal for the performance share unit awards covering fiscal years 2014 to 2016 was determined after the Compensation Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and the Company’s cost of capital. It was acknowledged that the Company has maintained industry-leading ROC, and the payout schedule set for the performance share unit awards would encourage and reward the executive team for taking actions that would result in maintaining industry-leading ROC performance.

In December, 2013, the target dollar value of 2014 equity awards for each NEO was established by the Compensation Committee. The Compensation Committee did not deem relevant the number or value of equity awards then held by NEOs or the amount of previous gains realized by NEOs from exercises of options or the vesting of other equity awards. The Compensation Committee determined to use stock options to deliver 40% of the target dollar value and performance share units to deliver the remaining 60%.

In January, 2014, using the target dollar values for equity amounts established in December, 2013, the Compensation Committee determined the actual number of stock options and performance share units to grant to each NEO. A Black-Scholes valuation model was used in determining the number of stock options granted and the market price of the Company’s common stock was used in determining the number of performance share units granted.

Also in January, 2014, the Compensation Committee established February 25, 2014 as the grant date for NEOs’ and other eligible employees’ option and performance share unit awards, coinciding with the Board’s scheduled meeting date, ensuring a reasonable interval would exist between the Company’s public release of 2013 earnings results in late January, 2014 and the grant date upon which the exercise price of the options was set.

2012-2014 Performance Share Unit Payout

In February, 2012, the Compensation Committee approved grants of performance share units with payouts that were determined based on the Company’s adjusted diluted EPS growth for the 2012-2014 performance cycle as shown in the table below along with the prior year payout for comparison. In January, 2015, the Compensation Committee determined that the Company did not fully meet the pre-established goal, and based on growth of 15.5%, that 84.9% of the target number of performance share units granted had been earned. The earned performance share units vested in February, 2015 and were converted to shares and distributed.

Benefits Available to Executive Officers

The Company makes available to NEOs essentially the same benefit plans generally available to other U.S. employees, and also provides to them limited perquisites and personal benefits.

Health, Welfare and Retirement Plans

Objectives	Key Features

Provide competitive benefits that attract executive talent and promote employee health and well-being.

Provide opportunity for retirement income accumulation, including opportunities to “invest in” Company stock.

Encourage long term service.

Tax-Qualified Pension Plan:

• The Company maintains a tax-qualified pension plan for eligible U.S. employees, including the NEOs.

Supplemental Retirement Income Plan:

• Maintained for the primary purpose of providing retirement benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain limitations under federal tax law.

• Incremental benefits paid under the supplemental plan are calculated in the same manner as the underlying tax-qualified pension plan.

• Only base salary and annual variable compensation awards are considered in pension calculations.

401(k) Plan:

• For U.S. employees, contributions to the plan are voluntary and may be invested in various funds, including the Company’s stock fund.

Deferred Compensation:

• U.S. employees eligible to participate in the Variable Compensation Plan, including the NEOs, may participate in the plan.

• Contributions to the plan are voluntary and represent compensation already earned by the participant.

• Employees may choose to invest in Company stock equivalent units and receive Company stock in payment of deferred amounts.

• No above-market earnings are payable on deferred compensation.

Other Plans:

• Medical plan, dental plan, short and long term disability, life insurance, relocation and vacation programs.

From time to time, the Compensation Committee may approve certain benefit plan adjustments to be applied to a NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments for any NEO are disclosed in the tables in this Proxy Statement or their related footnotes or narratives.

The Compensation Committee, with the advice of its independent consultant, has in the past approved certain additional retirement benefits for certain executives, including additional service credits for

Mr. Angel and minimum retirement benefits and other enhanced retirement benefits for Mr. Breedlove. These benefits were provided in order to attract these executives to the Company by compensating them for benefits lost upon departure from their previous employer and/or to provide an additional retention incentive. Also described in the 2014 Pension Benefits Table included below are certain adjustments for Mr. Menezes related to his service in Brazil which adjustments are generally available to all similarly situated employees.

Perquisites and Personal Benefits

Objective	Key Features
Provided for limited and specifically defined business purposes.

The Compensation Committee reviews items that could be construed as perquisites or personal benefits for each NEO.

No “tax gross-up” is permitted for any executive officer perquisite or personal benefit unless such gross-up is available to employees generally.

The Company’s internal audit department performs an annual audit of executive officer expense reports for compliance with Company policies and the independent auditors review that work.

Severance and Change-in-Control Arrangements

The Company has entered into executive severance compensation agreements with certain senior executives, including NEOs. The Compensation Committee determined that these arrangements are generally comparable to those provided by companies in the chemicals industry and provide a legitimate and reasonable benefit to the Company and its shareholders. The Company also maintains a severance plan that provides certain benefits to eligible employees, including NEOs, in connection with certain Company-initiated terminations.

Severance and Change-in-Control Arrangements

Objectives	Key Features

Provide temporary income following an involuntary termination of employment.

Encourage retention of executives for continuity of management, and to keep executives focused on performing their duties in the event of a change-in-control or if the Board considers strategic transactions including a change-in-control.

Severance Plan:

•  All full-time U.S. employees, including NEOs are eligible.

•  Upon a without-cause termination, maximum payment is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination.

•  The Company retains the discretion to pay severance in excess of the limit in appropriate cases.

•  No severance payout and a forfeiture of unvested equity required upon a for-cause termination.

Change-in-Control Arrangements:

•  Double trigger is required for payments.

•  Termination must be by the Company other than for cause or by executive with “good reason” and within two years of the change-in-control.

•  No reimbursement of excise taxes and no “tax gross-ups” payments.

•  For post-2009 agreements, lump sum payout equals two times salary plus target variable compensation.

As a condition of entering into the agreements, each NEO is required to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to:

•  Disclose Company confidential information both during and after termination of his or her employment with the Company.

•  Solicit the Company’s customers and employees for a period of two years following the NEO’s termination of employment with the Company for any reason.

•  Engage in any activities that compete with those of the Company for a period of two years following the NEO’s termination of employment.

The Compensation Committee considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee has concluded that the amounts that could be received are appropriate to each NEO’s circumstances.

Other Compensation Policies and Considerations

Shareholder Outreach and Say-on-Pay Shareholder Voting Results

The Compensation Committee carefully considers feedback from shareholders along with market data, compensation analyses, management recommendations and advice from its compensation consultant as it makes compensation program determinations. To ensure shareholders have an opportunity to provide feedback and to inquire about executive compensation matters, the Company has a robust shareholder outreach program wherein a group of investors are invited to have one-on-one discussions with management.

The feedback received from shareholders who participated in these outreach efforts in late 2013 and late 2014 was generally positive about the Company’s compensation philosophy, program and practices. Several shareholders also offered comments and suggestions that were shared with the Compensation Committee for consideration. The Compensation Committee and management welcome this feedback and consider it vital to ensuring that the executive compensation program aligns executives’ and shareholders’ interests.

Additionally, in 2014, a non-binding shareholder advisory vote on NEO compensation was held in order to comply with the Dodd-Frank Act and to provide feedback to the Board and the Compensation Committee regarding the Company’s executive compensation programs. At the 2014 annual meeting, 96% of the votes cast were in favor of the proposal to approve the compensation of the NEOs as disclosed in the 2014 proxy statement. The Compensation Committee believes that this result affirms its view that the Company’s NEO compensation program is satisfactory to shareholders.

Stock Ownership, Retention Requirements, Hedging, and Pledging

In order to align executives’ interests with shareholder interests, the Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Policy”). NEOs may comply with this policy by acquiring Company stock or stock-equivalent units through equity incentive grants, as well as through the Company’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments. Under the Company’s Stock Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his or her holdings of Company stock, and must hold all shares acquired after tax upon vesting of performance share units or restricted stock units and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price. An executive officer may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock. In addition, no executive officer may pledge or otherwise encumber any of his or her Praxair stock. As of the date of this Proxy Statement, each NEO has met or exceeded his or her ownership requirement or is within the time permitted to meet the required share ownership.

The Compensation Committee reviewed 2014 stock transactions by executive officers and their year-end holdings to ensure that executives were compliant with the stock ownership policy, including the policy’s anti-hedging and anti-pledging provisions. Based on this review, the Compensation Committee determined that the equity incentives previously granted to NEOs continue to be used appropriately.

Recapture Clawback Policy

The Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any elected officer of the Company materially contributed to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Board or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options or sale of equity securities), any or all elected officers of the Company, if and to the extent that:

(a)	the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and
(b)	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Tax and Accounting

Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO (other than the Company’s CFO) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed above) so that the Company may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2014, although all such grants to NEOs were made in such a manner as to not require liability accounting treatment.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2014, 2013 and 2012. The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2014, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive if their employment with the Company terminates under various circumstances or in connection with a change-in-control.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen F. Angel, Chairman, President & Chief Executive Officer	2014	1,287,500	5,282,750	2,982,456	2,781,000	7,174,000	179,695	19,687,401
	2013	1,237,500	4,658,736	3,057,377	3,109,219	1,324,000	198,777	13,585,609
	2012	1,190,000	4,126,484	4,130,694	2,365,234	5,807,000	161,783	17,781,195
Matthew J. White, Senior Vice President & Chief Financial Officer(6)	2014	500,000	806,952	454,688	576,000	38,000	24,500	2,400,140
Scott E. Telesz, Executive Vice President	2014	575,000	966,889	545,582	674,555	56,000	40,830	2,858,856
	2013	556,500	877,328	575,787	697,299	39,000	39,670	2,785,584
	2012	542,000	2,405,257	751,091	537,198	51,000	38,945	4,325,491
Eduardo F. Menezes, Executive Vice President	2014	552,500	966,889	545,582	591,838	2,079,000	33,800	4,769,609
	2013	522,500	877,328	575,787	654,769	416,000	35,044	3,081,428
	2012	493,750	750,504	751,091	511,634	2,062,000	18,516	4,587,495
James T. Breedlove Senior Vice President, General Counsel & Secretary(7)	2014	535,000	806,952	454,688	627,635	0	26,750	2,451,025
	2013	516,250	741,797	486,444	636,496	0	25,392	2,406,379
	2012	501,250	629,805	630,406	488,839	319,000	24,629	2,593,929

(1)   Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.

(2) These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Stock Awards amounts are the values for performance share unit grants made to each NEO in each of the years valued at the target number of shares granted. The Option Awards amounts are the values for options granted in each of the years. The maximum payout values of the performance share unit awards (based upon the price per share used to compute the full grant date fair values in the table above) are: Mr. Angel:$10,565,500, $9,317,472, and $6,189,726, for 2014, 2013, and 2012, respectively; Mr. White: $1,613,904 for 2014; Mr. Telesz: $1,933,778, $1,754,656, and $1,125,705 for 2014, 2013 and 2012 respectively; Mr. Menezes: $1,933,778, $1,754,656, and $1,125,705 for 2014, 2013 and 2012 respectively; and Mr. Breedlove: $1,613,904, $1,483,595 and $944,655 for 2014, 2013 and 2012 respectively. The 2012 Stock Awards amounts include the value of a one-time grant of restricted stock units made to Mr. Telesz in 2012 to provide a long-term retention incentive. The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2014 financial statements in the 2014 Form 10-K and Annual Report.

The amounts shown in the Stock Awards and Option Awards columns are subject to vesting and performance conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2014 and the performance share units that vested in 2014 and the value realized upon vesting, are reported in the “2014 Option Exercises and Stock Vested” table below.

(3) In 2014, 2013, and 2012, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2015 (for 2014 performance), February 2014 (for 2013 performance), and February 2013 (for 2012 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the caption “Annual Performance-Based Variable Compensation.”

(4) Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated under “Change in Pension Value” below and under “Additional Information Regarding 2014 Pension Benefits Table.” The total pension present value accrued for each NEO through 2014 under the Company’s Pension Program is disclosed in the 2014 Pension Benefits table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5) The amounts in this column include Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program described under the “2014 Nonqualified Deferred Compensation” table below. Company plan contributions in 2014 were: $47,481 for Mr. Angel; $24,500 for Mr. White; $28,750 for Mr. Telesz; $20,719 for Mr. Menezes; and $26,750 for Mr. Breedlove. This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2014, valued at the Company’s incremental costs. Such perquisites or personal benefits were: (1) financial planning services provided to Messrs. Angel, Telesz and Menezes and (2) $119,194 for Mr. Angel’s personal use of corporate aircraft. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel. Consistent with Company policy, NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees. In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses. The Company also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, must be in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. Since no NEO made personal use of these club memberships during 2014, no amounts are reported in the table.

(6) Because Mr. White was not an NEO in 2012 or 2013, only 2014 compensation information is provided for him.

(7) Mr. Breedlove retired as the Company’s Senior Vice President, General Counsel and Secretary effective December 31, 2014, but remained employed in an advisory capacity until February 28, 2015.

Change in Pension Value. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). Effective January 1, 2011, Mr. Angel received an additional credit under the SRIP for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credit for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause, dies or there is a change-in-control of the Company (as defined in the Severance Agreements described below under the caption “Potential Payments Upon Termination or Change-in-Control”) on or before December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the Company’s Pension Program, plus the additional 11.64 years of service credit on January 1, 2016.

Under financial accounting rules, the Company is recognizing, as an accrued pension liability, the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. The change in pension value shown in the Summary Compensation Table above includes this ratable accrual. For 2014, the value of 2.32 years of service credit is included in the pension value shown, of which 1.32 extra years’ service credit and a 0.85% decrease in the applicable discount rate are embedded. Without the accrual for the additional years of service credit, the change in pension value for Mr. Angel for 2014 would be $2,934,000 which includes $1,384,800 that is directly related to the reduction in the discount rate as applied to pension value for the benefit Mr. Angel accrued under the general terms of the Company’s Pension Program.

$1,549,200 change in value excluding discount rate effect

$1,384,800 discount rate change

$4,240,000 accrued extra years’ service credit and related discount rate change

$7,174,000 total

This interest rate reduction also impacts the calculations of all participants in the Pension Program’s Traditional Design component, including Mr. Menezes. In each case where the change in value would result in a negative number, zero (“0”) is reported in the Summary Compensation Table.

2014 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the 2014 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above. The 2014 option grants and performance share unit awards reported in the table below were made under the 2009 Praxair, Inc. Long Term Incentive Plan. Options and performance share units granted to NEOs are made on substantially the same terms as grants to all other eligible employees. For additional information regarding the material terms of these grants, see the CD&A under the caption “Equity Awards.” Treatment of equity awards upon termination of employment is described in the “Potential Payments Upon Termination or Change-in-Control” section below under the caption “Equity Awards.”

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)	Compen- sation Committee Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Stephen F. Angel

Variable Cash Compensation(2)			0	1,931,250	5,021,250

Performance Share Units(3)	2/25/2014	1/27/2014				0	43,600	87,200				5,282,750

Stock Options(4)	2/25/2014	1/27/2014								203,930	128.80	2,982,456
Matthew J. White

Variable Cash Compensation(2)			0	400,000	1,040,000

Performance Share Units(3)	2/25/2014	1/27/2014				0	6,660	13,320				806,952

Stock Options(4)	2/25/2014	1/27/2014								31,090	128.80	454,688
Scott E. Telesz

Variable Cash Compensation(2)			0	488,750	1,270,750

Performance Share Units(3)	2/25/2014	1/27/2014				0	7,980	15,960				966,889

Stock Options(4)	2/25/2014	1/27/2014								37,305	128.80	545,582

Eduardo F. Menezes

Variable Cash Compensation(2)			0	469,625	1,221,025

Performance Share Units(3)	2/25/2014	1/27/2014				0	7,980	15,960				966,889

Stock Options(4)	2/25/2014	1/27/2014								37,305	128.80	545,582

James T. Breedlove

Variable Cash Compensation(2)			0	428,000	1,112,800

Performance Share Units(3)	2/25/2014	1/27/2014				0	6,660	13,320				806,952

Stock Options(4)	2/25/2014	1/27/2014								31,090	128.80	454,688

(1)  On January 27, 2014 the Compensation Committee approved the total number of stock options and target performance share units to be allocated among all eligible employees and specifically approved the stock options, and target performance share units to be granted to NEOs and all other executive officers. The Compensation Committee set February 25, 2014 as the actual grant date of these awards. For a more detailed description of the Compensation Committee’s equity grant practices, see the CD&A under the caption “Equity Awards.”

(2)  The actual amount of performance-based variable compensation paid in February 2015 for 2014 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2014. The amounts shown in these columns in the table above are the range of potential 2014 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. Target amounts are expressed as a percent of each NEO’s salary, assuming achievement of 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. For more information, see the explanation in the CD&A under the caption “Annual Performance-Based Variable Compensation.”

(3)  These are the threshold, target and maximum number of shares that may be earned under performance share unit awards made in February 2014. See the further description set forth in the CD&A under the caption “Equity Awards” for more information about the performance share unit awards.

(4)  These are the number of shares underlying stock option grants made in February 2014. See the explanation set forth in the CD&A under the caption “Equity Awards” for more information about the stock option grants.

(5)  The amounts in this column are the full grant date fair values of the performance share unit awards (valued at the target number of shares granted) and the stock option grants made in 2014, calculated in accordance with accounting standards related to share-based compensation. These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2014 under accounting standards related to share-based compensation.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding stock option grants and unvested performance share and restricted stock unit awards at the end of 2014. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”). The material terms of the 2014 option grants and performance share unit awards reported in the table below are described under the caption “Equity Awards” in the CD&A. The material terms of the option grants and performance share unit grants made prior to 2014 that were outstanding at December 31, 2014 are substantially the same as those described for the 2014 grants, and the material terms of outstanding restricted stock units are described in footnote (2) to the table below. Treatment of equity awards upon termination of employment is described in the “Potential Payments Upon Termination or Change-in-Control” section below under the caption “Equity Awards.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Un- exercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen F. Angel	65,600	0	0	53.98	2/28/2006	2/28/2016	0	0	122,590	15,882,760
	308,300	0	0	61.47	2/27/2007	2/27/2017
	195,200	0	0	83.89	2/26/2008	2/26/2018
	281,510	0	0	60.92	2/24/2009	2/22/2019
	204,640	0	0	76.16	2/23/2010	2/21/2020
	218,175	0	0	97.84	2/22/2011	2/22/2021
	157,673	78,837	0	109.68	2/28/2012	2/28/2022
	62,338	124,677	0	110.58	2/26/2013	2/24/2023
	0	203,930	0	128.80	2/25/2014	2/23/2024
Matthew J. White	18,000	0	0	83.89	2/26/2008	2/26/2018	0	0	12,938	1,676,247
	20,290	0	0	60.92	2/24/2009	2/22/2019
	13,640	0	0	76.16	2/23/2010	2/21/2020
	14,845	0	0	97.84	2/22/2011	2/22/2021
	12,286	6,144	0	109.68	2/28/2012	2/28/2022
	5,020	10,040	0	110.58	2/26/2013	2/24/2023
	0	31,090	0	128.80	2/25/2014	2/23/2024
Scott E. Telesz	42,880	0	0	97.84	2/22/2011	2/19/2021	30,001	3,886,930	22,636	2,932,720
	28,670	14,335	0	109.68	2/28/2012	2/28/2022
	11,740	23,480	0	110.58	2/26/2013	2/24/2023
	0	37,305	0	128.80	2/25/2014	2/23/2024
Eduardo F. Menezes	25,000	0	0	61.47	2/27/2007	2/27/2017	0	0	22,636	2,932,720
	16,000	0	0	83.89	2/26/2008	2/26/2018
	19,610	0	0	76.16	2/23/2010	2/21/2020
	42,880	0	0	97.84	2/22/2011	2/22/2021
	28,670	14,335	0	109.68	2/28/2012	2/28/2022
	11,740	23,480	0	110.58	2/26/2013	2/24/2023
	0	37,305	0	128.80	2/25/2014	2/23/2024
James T. Breedlove	39,300	0	0	83.89	2/26/2008	2/26/2018	0	0	19,013	2,463,324
	16,960	0	0	76.16	2/23/2010	2/21/2020
	37,930	0	0	97.84	2/22/2011	2/22/2021
	24,063	12,032	0	109.68	2/28/2012	2/28/2022
	9,918	19,837	0	110.58	2/26/2013	2/24/2023
	0	31,090	0	128.80	2/25/2014	2/23/2024

(1)  Each stock option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date.

(2)  These are the number of shares underlying unvested one-time restricted stock unit grants made to Mr. Telesz of 15,000 units in April 2010 in connection with his joining the Company as a Senior Vice President, and 20,000 units in July 2012 as a long term retention incentive. The first third of Mr. Telesz’s 2010 restricted stock unit award became vested in 2012, the second third will become vested on April 17, 2015, and the final third will vest on April 19, 2017. Mr. Telesz’s 2012 restricted stock unit award vests in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027.

(3)  The market value reported in this column is the number of unvested restricted stock units granted times the closing price of the Company’s common stock on the NYSE of $129.56 per share on December 31, 2014.

(4)  The number of shares reported is the actual number of shares earned for the performance share units granted in February 2012, plus the target number of performance share units granted in February 2013 and 2014. The reported market value of these performance share units reflects the Company’s common stock price per share on the NYSE of $129.56 on December 31, 2014. The performance share units that were granted in February 2012 vested and paid out in February 2015 at 84.9% of target as discussed under the caption “Equity Awards” in the CD&A section of this Proxy Statement.

2014 OPTION EXERCISES AND STOCK VESTED

This table provides information about any stock options that were exercised or performance share units and restricted stock units that vested during 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Stephen F. Angel	0	0	47,145	6,037,860
Matthew J. White	0	0	3,208	410,849
Scott E. Telesz	0	0	9,270	1,187,209
Eduardo F. Menezes	31,130	2,142,930	9,270	1,187,209
James T. Breedlove	62,120	4,007,373	8,200	1,050,174

(1)  The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2)  The values represent the vesting and payout in February 2014 of performance share unit awards made in February 2011. The value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE market price of the Company’s common stock on the payout date.

2014 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program. This information is described more fully in the footnotes to the table and in the narrative after the table under the caption “Additional Information Regarding Pension Benefits Table.”

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name(1)	Credited Service (#)	Benefit ($)(2)	Fiscal Year ($)
Stephen F. Angel(3)	Praxair Pension Plan	14	632,000	0
	Supplemental Retirement Income Plan	32	34,192,000	0
Matthew J. White	Praxair Pension Plan	10	94,000	0
	Supplemental Retirement Income Plan	10	87,000	0
Scott E. Telesz	Praxair Pension Plan	5	46,000	0
	Supplemental Retirement Income Plan	5	151,000	0
Eduardo F. Menezes(4)	Praxair Pension Plan	29	1,279,000	0
	Supplemental Retirement Income Plan	29	7,585,000	0
James T. Breedlove(5)	Praxair Pension Plan	10	115,000	0
	Supplemental Retirement Income Plan	10	1,868,000	0

(1)  Messrs. Angel and Menezes participate in the Traditional Design component of the Pension Program and Messrs. White, Telesz and Breedlove participate in the Account-Based Design Component of the Pension Program.

(2)  See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(3)  The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. In connection with his recruitment to the Company in 2001, and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”). See “Change in Pension Value” below the Summary Compensation Table above for a more detailed description of the additional credits. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional service that the Company recognizes at his retirement date, less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2014, the present value of the accumulated benefit for Mr. Angel’s 13.67 years of actual years of service with the Company under the SRIP was $13,011,000. The present value of the accumulated benefit for Mr. Angel’s 23.67 years of services under the SRIP (which includes the first tier of his GE service) was $22,510,000.

(4)  Credited years of service reported for Mr. Menezes combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Menezes related to his service for White Martins, which adjustments were generally applicable to all similarly situated employees. When he retires from the Company he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Menezes participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(5)  Pursuant to an agreement between the Company and Mr. Breedlove, upon his completion of five years of service with the Company on November 14, 2009, Mr. Breedlove became entitled to a minimum retirement benefit from the Company, when combined with the benefit he receives under the retirement plans of his former employer, General Electric Company, which is payable following his retirement. For retention purposes, a supplemental credit of $113,000 was made by the Company to Mr. Breedlove’s notional account in the SRIP in each of 2010, 2011 and 2012. The notional account also accumulates interest annually at the same 30-year Treasury bond rate applicable to Mr. Breedlove’s Account-Based benefits under the SRIP. The values in the table include the effect of the offset for benefits payable to Mr. Breedlove from General Electric’s retirement plans, as well as the supplemental credits and accumulated interest. The present value of the accumulated SRIP benefit for Mr. Breedlove absent the effects of the agreements was $355,330 at the end of 2014. Mr. Breedlove retired as the Company’s Senior Vice President, General Counsel and Secretary effective December 31, 2014, but remained employed in an advisory capacity until February 28, 2015.

Additional Information Regarding 2014 Pension Benefits Table

Additional information regarding pension benefits is as follows:

Present Value of Accumulated Benefit

The 2014 Pension Benefits table includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2014; none of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his or her Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to the Company’s 2014 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2014 Form 10-K and Annual Report. However, as required by SEC rules, the 2014 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits. The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2014 Pension Benefits table.

General Terms of the Praxair Pension Program

The Company has a pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1. The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains several “non-qualified” supplemental plans described in paragraph (2) below.

2. The Praxair Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, specifically, Section 409A of the Internal Revenue Code, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see footnote (3) to the 2014 Pension Benefits Table regarding the crediting of extra years of service for Mr. Angel and footnote (5) regarding a minimum retirement benefit under the Pension Program Account-Based Design for Mr. Breedlove and supplemental credits made to the SRIP on his behalf).

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•

This benefit formula considers an employee’s final average pay and years of service with the Company. For this purpose, the employee’s “final average pay” is generally equal to the NEO’s highest three years of salary plus annual performance-based variable compensation out of his or her last ten years of service.

•

Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates.

•

Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85.

•

Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Messrs. Angel and Menezes are currently eligible for this reduced early retirement benefit. Employees who terminate with a vested benefit can elect to receive a significantly reduced Pension Plan benefit upon attaining age 50.

•

Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company, with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Plan and the SRIP.

•	Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Account-Based Design

•

This is a “cash balance” pension design that applies to all eligible employees hired on or after May 1, 2002. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

•

Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment. Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

2014 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) are Company contributions to the Compensation Deferral Program.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Stephen F. Angel	0	38,531	150,799	0	9,192,180
Matthew J. White	0	12,000	607	0	25,765
Scott E. Telesz	0	15,750	1,494	0	59,905
Eduardo F. Menezes	0	10,969	1,340	0	61,156
James T. Breedlove	0	13,750	3,382	0	180,222

(1)  NEOs did not make any deferral elections with respect to compensation payable for 2014.

(2)  These amounts are Company contributions made in 2015 for the 2014 calendar year under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax law limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3)  All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts of eligible compensation that each NEO chose to defer are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2014 and/or the return on the fixed income fund. See the further explanation below under the caption “Additional Information Regarding Nonqualified Deferred Compensation Table.”

(4)  Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2014) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2014.

Additional Information Regarding Nonqualified Deferred Compensation Table

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments and up to 50% (in 10% increments) of their base salaries. The Company promises to pay the deferred amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date(s)

specified by the employee. In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made to the 401(k) Savings Plan on behalf of the NEO but for the application of certain Federal tax law limits under that plan.

The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals and base salary deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2014, this fixed rate was .6219%. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant elects to receive payment in either a lump sum or substantially equal installments over ten years following termination of employment or in a specified later year. Company contributions are paid out in a lump sum upon retirement or termination of employment. If a change-in-control of the Company (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid regardless of the participant’s previous election.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs with subsequent involuntary termination, he may be entitled to receive certain payments and/or benefits from the Company. The table below shows the estimated payments and/or benefits in connection with the following events based upon the assumptions described below:

1.	Voluntary Termination, which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues. For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with the Company other than for cause after either attaining age 65, attaining age 62 and completing at least 10 years of employment with the Company, or accumulating 85 points, where each year of the NEO’s age and each year of employment with the Company, count as one point.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the executive severance compensation agreements and under the terms of various plans and agreements described below. Generally, a “change-in-control” means, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

The Company has entered into executive severance compensation agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. The Severance Agreements for each NEO are identical, except that the Severance Agreement for Mr. Telesz, entered into in 2010, provides reduced benefits, as discussed below.

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason (in both cases, as defined in the Severance Agreements), then he will be entitled to receive: (a) accrued salary, performance-based variable compensation, and benefits; (b) enhanced life, accident, health insurance and pension benefits; and (c) a lump sum severance payment equal to two times the sum of his or her annual salary and target performance-based variable compensation award (three times for executives who became officers of the Company prior to 2010).

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in-control as of December 31, 2014. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that the Company would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2014 due in turn to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2014 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment, and (iii) values related to outstanding stock awards reflect the market value of the Company’s common stock of $129.56 per share, which was the closing price on the NYSE as of December 31, 2014.

2014 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compensation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Reduction of Payments ($)	Total for Each Termination Event ($)
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	20,753,939	16,851,000	0	37,604,939
	Change-in-Control	9,750,000	37,494	0	1,931,250	20,753,939	20,474,000	0	52,946,683
Matthew J. White	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	2,073,730	0	0	2,073,730
	Change-in-Control	2,700,000	42,837	0	400,000	2,073,730	88,000	(555,203)	4,749,364
Scott E. Telesz	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	7,721,018	0	0	7,721,018
	Change-in-Control	2,146,000	50,928	0	488,750	7,721,018	102,000	0	10,508,696
Eduardo F. Menezes	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	3,834,089	0	0	3,834,089
	Change-in-Control	3,108,000	31,289	0	469,625	3,834,089	3,523,000	0	10,966,003
James T. Breedlove	Voluntary or Involuntary for Cause	0	12,240	0	0	0	0	0	12,240
	Involuntary	0	12,240	0	0	3,222,109	0	0	3,234,349
	Change-in-Control	2,997,000	24,231	0	428,000	3,222,109	141,000	0	6,812,340

Severance Benefits

Under the Company’s generally applicable Severance Plan, if employment terminates for certain reasons, employees are generally eligible for severance benefits of up to a maximum of 26 weeks of base pay, depending on their completed years of service. NEOs are eligible for such severance benefits which are determined in the same manner for all other eligible employees. Any other post-termination severance benefits for NEOs that would have been greater than those generally available to all employees are described below.

Change-in-Control.  Each NEO has a Severance Agreement with the Company as described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life insurance and long-term disability benefits. Any post-termination benefits for NEOs that would be greater than those generally available to all employees are described below.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.  The Company currently provides retiree medical benefits to employees who meet certain requirements at the time of their termination. Except for Mr. Breedlove, NEO benefits under these termination circumstances are no greater than those provided to employees generally, therefore no amounts are reported in the above table. Mr. Breedlove would be entitled to receive enhanced retiree medical benefits pursuant to a contractual agreement between him and the Company. The table includes the value of these additional medical benefits.

Change-in-Control.  Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. If Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would also be entitled to enhanced retiree medical benefits described in “Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination” above. The above table shows the estimated value of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his or her Compensation Deferral Program account is payable in accordance with his or her payout election, as described under the “Nonqualified Deferred Compensation” table above. Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would simply receive payment sooner than the time he had originally elected the payment of the amount of compensation already earned but deferred.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2014 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2014. If the Compensation Committee had made such awards for 2014, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. However, for a change-in-control, the Severance Agreements provide a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the above table are based on the NEO’s target annual performance-based variable compensation award for 2014 (expressed as a percent of salary for that year) times current base salary.

Equity Awards

Each NEO has outstanding equity awards granted under the 2009 Praxair, Inc. Long Term Incentive Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of stock options, performance share units, and restricted stock unit grants described in the “Equity Awards” section of the CD&A. In certain termination events, or upon a change-in-control, there could be an acceleration of vesting of restricted stock units, performance share units and/or stock options. For purposes of this disclosure, values are attributed solely to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  If a NEO voluntarily terminates employment or the Company terminates employment for cause, unexercised stock options and unvested performance share and restricted stock unit awards will be immediately forfeited. However, if a NEO voluntarily terminates after the first anniversary of the grant date and satisfies the specified age and service requirements described above, unvested stock options will continue to vest at the time set forth in the grant agreement, and any unvested performance share units will continue to vest in the ordinary course if the applicable performance criteria are satisfied. No acceleration of the exercisability of any stock option, or vesting of a restricted stock or performance share unit award, occurs and, therefore, no value is attributed to these awards under these termination events.

Involuntary Termination or Change-in-Control.  All stock option and performance share unit awards immediately vest upon a NEO’s death with performance share unit awards being paid out at target. If a NEO terminates employment by reason of disability, stock options continue to become vested at the times set forth in the grant agreement, and performance share unit awards are immediately paid out at target.

If the Company terminates a NEO’s employment other than for cause prior to the first anniversary of the grant, unvested stock option and performance share unit awards are immediately forfeited. If such termination occurs after the first anniversary of the grant date, stock options continue to become exercisable at the times set forth in the grant agreement and the performance share units will continue to vest in the ordinary course if the applicable performance criteria are satisfied.

Upon a change-in-control, if replacement awards are provided by the acquiring entity, no accelerated vesting would occur for stock options and for performance share unit awards granted after 2012. Regardless of whether replacement awards are granted, if following a change-in-control, a NEO’s employment terminates for any reason other than for cause (double trigger), accelerated vesting of all awards would occur. The table above reflects such acceleration.

As of December 31, 2014, Mr. Telesz is the only NEO with outstanding restricted stock unit awards. The 2010 restricted stock unit award made to Mr. Telesz in connection with his hiring will immediately vest in full only upon his termination of employment by reason of death or disability or in the event that a replacement award is not made to him in connection with a change-in-control. Mr. Telesz’s 2012 restricted stock unit award will immediately vest as to only 10,000 shares in the event his employment with the Company terminates prior to August 31, 2027 by reason of his death or disability, and as to only 5,000 shares in the event that his employment terminates by action of the Company other than for cause prior to such date. Further, if a replacement award of equal value is made to Mr. Telesz, the vesting of his 2012 restricted stock unit award will not accelerate upon a change-in-control.

To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the above table is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. The acceleration values of the performance share unit and restricted stock unit awards is determined as the per share price of the Company’s common stock times the number of shares subject to the award (target number of shares for performance share units).

Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed as part of the “2014 Pension Benefits” table. Except as discussed below, no enhanced benefits would be payable under the Pension Program that are not otherwise included in the 2014 Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.   As shown in the above table, except for Mr. Angel, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional 11.64 years of credit service as described under the caption “Change in Pension Value” after the “Summary Compensation Table” and in footnote (3) to the “2014 Pension Benefits” table. The amount shown in the above table is the value of such additional years of credit service that is not included in the 2014 Pension Benefits table values.

Change-in-Control.   The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the 11.64 additional years of service credit described under the caption “Change in Pension Value” after the “Summary Compensation Table” and in footnote (3) to the “2014 Pension Benefits” table above. For Messrs. White and Breedlove, the Severance Agreements provide for a lump sum payment equal to 12% of their pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) to duplicate 3 years of Company contributions under the Pension Program Account-Based Design. Similarly, Mr. Telesz’s Severance Agreement provides for a lump sum payment equal to 8% of his pension eligible pay (determined without reference to any applicable Internal Revenue Code limits) to duplicate 2 years of Company contributions under the Pension Program Account-Based Design. The amounts shown in the table above reflect these lump sum payments and additional years of service credit for Mr. Angel.

No Excise Tax Gross-Up Payments

Under the Severance Agreements, the Company would not reimburse NEOs for any excise or other taxes they owed under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute” payments. The total benefits payable to a NEO under the Severance Agreement in connection with a change-in-control will be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax where the effect of such reduction would be to place him or her in a better after-tax economic position than he would have been in had no such reduction been made. Such reduction is shown for Mr. White under the “Reduction of Payments” column in the table above.

DIRECTOR COMPENSATION

Director Compensation Program.   The Company paid the amounts reported in the 2014 Director Compensation table below pursuant to its director compensation program in effect for 2014. The Company does not pay any director who is a Company employee (Mr. Angel in 2014) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines. The director compensation program in effect for 2014 is described below.

Cash Compensation.

•	A $100,000 annual retainer paid quarterly.

•

An additional $10,000 annual retainer paid quarterly to each chairman of a Board committee ($20,000 for the chairman of the Audit Committee, and $15,000 for the chairman of the Compensation Committee).

•	An additional $25,000 annual retainer paid quarterly to the Lead Director.

Equity Compensation.   Each active non-management director participates in the 2009 Praxair, Inc. Long Term Incentive Plan. The plan allows for grants of stock options, restricted stock, unrestricted stock, and restricted stock units or any combination thereof, as the Governance & Nominating Committee determines. The Committee may make an annual equity grant under this Plan to each non-management director having a value up to an amount set by the Board. For 2014, the Board set this amount at $150,000.

The Governance & Nominating Committee selected restricted stock units as the sole form of equity for the 2014 grant. The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, and will be forfeited if a director’s service on the Board terminates for any reason before the one year anniversary of the grant. Restricted stock units will be paid out as soon as practicable after the vesting date unless a director further defers the payout. The number of restricted stock units granted so as to deliver the $150,000 value as of the April 22, 2014 grant date was based upon the average of the closing prices of the Company’s stock for the 200 trading days prior to April 1, 2014. Because the closing price of the Company’s stock on April 22, 2014 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on April 22, 2014 and reported in the 2014 Director Compensation Table below was $159,816.

Fees Deferral Plan.   Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director may fix this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account,” or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock upon his or her termination of service as a director or the attainment of an age specified by the director not to exceed age 75.

Expenses.   The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft. From time to time, the Company may reimburse a director’s expenses for his or her participation in third party-supplied continuing education related to the director’s board or committee service.

The table below shows (i) the fees that the Company’s non-management directors earned in 2014, (ii) the value of restricted stock units granted in 2014, and (iii) other amounts disclosed as “All Other Compensation.”

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Oscar Bernardes	100,000	159,816	0	0	0	0	259,816
Bret K. Clayton(6)	31,044	0	0	0	0	2,500	33,544
Nance K. Dicciani	105,000	159,816	0	0	0	15,000	279,816
Edward G. Galante	115,000	159,816	0	0	0	0	274,816
Claire W. Gargalli	100,000	159,816	0	0	0	0	259,816
Ira D. Hall	120,000	159,816	0	0	0	1,250	281,066
Raymond W. LeBoeuf	100,000	159,816	0	0	0	12,500	272,316
Larry D. McVay	110,000	159,816	0	0	0	15,000	284,816
Denise L. Ramos(7)	69,231	159,816	0	0	0	0	229,047
Wayne T. Smith	100,000	159,816	0	0	0	0	259,816
Robert L. Wood	135,000	159,816	0	0	0	10,000	304,816

(1)   Certain non-management directors elected to defer some or all of their cash retainers earned in 2014 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.

(2)   Full grant date fair value of restricted stock units granted to each director on April 22, 2014 as determined under accounting standards related to shared-based compensation.

(3)   At December 31, 2014, the non-management directors had the following outstanding stock option awards: Oscar Bernardes 0 shares; Bret K. Clayton, 0 shares; Nance K. Dicciani, 6,146 shares; Edward G. Galante, 9,025 shares; Claire W. Gargalli, 22,930 shares; Ira D. Hall, 0 shares; Raymond W. LeBoeuf, 22,655 shares; Larry D. McVay 0 shares; Denise L. Ramos, 0 shares; Wayne T. Smith, 0 shares; and Robert L. Wood, 18,055 shares.

(4)   Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above-market or otherwise preferential, no amounts are included in this column.

(5)   Amounts in this column do not represent compensation paid to the directors. These amounts are the Company’s 2014 matching contributions for the director’s eligible charitable donations. SEC rules require disclosure of these amounts in this table. In 2014, Praxair matched personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor. This matching gift program is available to Company employees and non-management directors on the same basis.

(6)   Mr. Clayton retired from the Board of Directors on April 22, 2014.

(7)   Ms. Ramos was elected as a director for the first time in April, 2014.

MISCELLANEOUS

Shareholder Proposals for the 2016 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented at Praxair’s 2016 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 19, 2015. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 28, 2016. Shareholder proposals or related written notices must be delivered by mail addressed to the Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on March 2, 2015 should have received either (1) a notice that Praxair’s 2014 Form 10-K and Annual Report is available on the Internet or (2) a printed copy of both this Proxy Statement and the 2014 Form 10-K and Annual Report. If you have received a printed copy of this Proxy Statement without the 2014 Form 10-K and Annual Report, please contact Investor Relations at the address below and a copy will be sent to you.

A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF MARCH 2, 2015. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113, OR CALL AT (203) 837-2210.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., LLC.

BY ORDER OF THE BOARD OF DIRECTORS

GUILLERMO BICHARA,
Vice President, General Counsel & Secretary

March 17, 2015

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT YOUR PROXY

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.

for the Annual Meeting of Shareholders on April 28, 2015

I (we) hereby authorize Matthew J. White and Guillermo Bichara, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at the Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut on April 28, 2015 at 11:00 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.

If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.

For Participants in the Praxair Retirement Savings Plan, the Savings Program for Employees of Praxair Puerto Rico BV and its Participating Subsidiary Companies, or the Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.

Address Changes/Comment:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

ANNUAL MEETING OF SHAREHOLDERS — April 28, 2015 AT 11:00 A.M.

THE HYATT REGENCY GREENWICH HOTEL – OLD GREENWICH, CT

IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:

•	Only shareholders, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

•	To assure admittance:

	•	If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 2, 2015 record date

	•	Please bring a photo ID, if you hold shares of record as of March 2, 2015, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

	•	Please bring your Praxair ID if you are an employee shareholder

•	The Annual Meeting will start promptly at 11:00 A.M. on Tuesday, April 28, 2015.

DIRECTIONS TO THE HOTEL

From Westchester County Airport (HPN): Take the I-684 South to the I-287 East to the I-95 North/CT. Turnpike North. Take Old Greenwich exit #5. Make a right at the end of the ramp onto East Putnam Avenue/Route 1. Follow the avenue to the third traffic light and make a right into the hotel entrance. Approximate driving time is 20 minutes.

From Points North or South via I-95: Take the Old Greenwich Exit #5. Make a right at the end of the ramp onto East Putnam Avenue/Route 1. Follow the avenue to the third traffic light and make a right into the hotel entrance. From New York City to the Greenwich hotel - follow F.D.R. Drive North to the RFK Bridge, formerly the Triborough Bridge. Go over the RFK Bridge and follow the signs to the Bruckner Expressway/New England. Follow the signs to the I-95 North/New England. Take the Old Greenwich Exit #5. Make a right at the end of the ramp onto East Putnam Avenue/Route 1. Follow the avenue to the third traffic light and make a right into the hotel entrance.

From the Merrit Parkway Heading North/South: Follow Merrit Parkway to the North Street Exit #31. Make a left (North) or make a right (South) onto North Street toward the Greenwich Business District. Follow North Street to the end, about four miles, and then take a left onto Maple Avenue. Take the next left onto East Putnam Avenue. Follow East Putnam Avenue for approximately three miles. After passing the I-95 thruway entrance signs, the Hyatt will be at the third traffic light. Turn right into the hotel entrance.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2015:

THE PROXY STATEMENT AND 2014 FORM 10-K AND ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:

2014 Form 10-K and Annual Report: www.praxair.com/annualreport

2015 Notice of Meeting and Proxy Statement: www.praxair.com/proxy

Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK HELD OF RECORD AND THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink	☒

1. Election of Directors.										For	Against	Abstain
The Board of Directors recommends a vote “FOR” the nominees listed below.								3.	Shareholder proposal regarding an independent Board Chairman	☐	☐	☐
Nominees 1. Stephen F. Angel	For ☐	Against ☐	Abstain ☐	6. Raymond W. LeBoeuf	For ☐	Against ☐	Abstain ☐	4.	To ratify the appointment of the Independent Auditor	☐	☐	☐
2. Oscar Bernardes	☐	☐	☐	7. Larry D. McVay	☐	☐	☐		In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
3. Nance K. Dicciani	☐	☐	☐	8. Denise L. Ramos	☐	☐	☐
4. Edward G. Galante 5. Ira D. Hall	☐ ☐	☐ ☐	☐ ☐	9. Wayne T. Smith 10. Robert L. Wood	☐ ☐	☐ ☐	☐ ☐

The Board of Directors recommends that you vote “FOR” PROPOSALS 2, and 4 and “AGAINST” PROPOSAL 3:									Check here if you			☐

		For	Against	Abstain	Consent to future electronic delivery of the Annual Report/Proxy Statement (see explanation in the Proxy Statement)
2.	To approve, on an advisory and non-binding basis, the compensation of Praxair’s Named Executive Officers as disclosed in the 2015 Proxy Statement	☐	☐	☐
Check here if you ☐
Have written comments or change of address on this card

Please be sure to sign and date this Proxy in the box below.	Date
Stockholder sign above Co-holder (if any) sign above		Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW

PROXY VOTING INSTRUCTIONS

Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810-5113	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.